As filed with the Securities and Exchange Commission on May 17, 2002

                                                      Registration No. 333-84028
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ________________

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ________________

                          ADVANCED MICRO DEVICES, INC.
             (Exact Name of Registrant as Specified in its Charter)

          Delaware                                       One AMD Place                                     94-1692300
(State or Other Jurisdiction of                       Sunnyvale, CA 94086                              (I.R.S. Employer
Incorporation or Organization)                           (408) 732-2400                             Identification Number)
                                    (Address, Including Zip Code, and Telephone Number, Including
                                        Area Code, of Registrant's Principal Executive Offices)

                              Thomas M. McCoy, Esq.
                             Senior Vice President,
                          General Counsel and Secretary
                                  One AMD Place
                               Sunnyvale, CA 94086
                                 (408) 732-2400
    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent For Service)

                                    Copy To:
                               Tad J. Freese, Esq.
                                Latham & Watkins
                        505 Montgomery Street, Suite 1900
                         San Francisco, California 94111
                                 (415) 391-0600

        Approximate date of commencement of proposed sale to the public:
     From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ________________
                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                            Proposed           Proposed Maximum          Amount Of
       Title Of Each Class Of                         Amount To         Maximum Offering      Aggregate Offering       Registration
    Securities To Be Registered                     Be Registered        Price Per Unit            Price(1)                 Fee
------------------------------------------------------------------------------------------------------------------------------------
4.75% Convertible Senior Debentures Due 2022        $500,000,000              100%               $500,000,000            $46,000*
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share         21,385,800 shares (2)
====================================================================================================================================


* Previously paid with filing of registration statement on March 8, 2002.

(1) Equals the aggregate principal amount of the debentures being registered. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2) Represents the number of shares of common stock that are currently issuable upon conversion of the debentures. Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional number of shares of common stock as may be issued from time to time upon conversion of the debentures as a result of the antidilution provisions relating to the debentures. No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i).


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is incomplete and may be changed. The + +selling securityholders may not sell these securities until the registration + +statement filed with the Securities and Exchange Commission is effective. This+ +prospectus is not an offer to sell these securities and is not soliciting an + +offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++





SUBJECT TO COMPLETION, DATED MAY 17, 2002

                                   PROSPECTUS
                                  $500,000,000
                                     [LOGO]
                          Advanced Micro Devices, Inc.
                  4.75% Convertible Senior Debentures Due 2022

                               __________________

  . In January 2002, we issued and sold $500,000,000 aggregate principal amount of our 4.75% Convertible Senior Debentures Due 2022 in a private offering. This prospectus will be used by selling securityholders to resell the debentures and the common stock issuable upon conversion of the debentures.

  . The debentures currently bear interest at an annual rate of 4.75%. On August
    1, 2008, August 1, 2011 and August 1, 2016, the interest rate on the debentures will be reset to a rate per annum equal to the interest rate payable 120 days prior to such reset date on 5-year U.S. Treasury Notes plus 0.43%. However, in no event will such interest rate be reset below 4.75% or above 6.75% per annum. Interest is payable February 1 and August 1 of each year, beginning August 1, 2002. On February 1, 2022, the maturity date of the debentures, holders of debentures will receive $1,000 plus accrued and unpaid interest for each debenture.

  . Holders may convert all or some of their debentures at any time prior to the close of business on the business day immediately preceding the maturity date at a conversion price of $23.38 per share, subject to prior redemption of the debentures. The conversion price is subject to adjustment. Upon conversion, a holder will not receive any cash representing accrued and unpaid interest.

  . The debentures are not entitled to any sinking fund. We may redeem the debentures on or after February 5, 2005 at the prices described in this prospectus; provided that we may not redeem the debentures prior to February 5, 2006 unless the last reported sale price of our common stock is at least 130% of the then effective conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the date of the redemption notice.

  . We do not intend to list the debentures on any national securities exchange or the Nasdaq National Market. Our common stock is listed on the New York Stock Exchange under the symbol "AMD." On May 16, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $12.40 per share.

    Investing in the debentures involves risk. See "Risk Factors" beginning on page 4 of this prospectus.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is __________, 2002

                                  _____________

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Prospectus Summary ...................................................      1
Risk Factors .........................................................      4
Use of Proceeds ......................................................     14
Price Range of Common Stock and
   Dividend Policy ...................................................     14
Ratio of Earnings to Fixed Charges ...................................     14
Description of Debentures ............................................     15
Description of Capital Stock .........................................     26
Selling Securityholders ..............................................     27
Plan of Distribution .................................................     29
Material United States Federal Income
   Tax Considerations ................................................     31
Legal Matters ........................................................     36
Experts ..............................................................     36
Incorporation by Reference ...........................................     36
Where You Can Find More Information ..................................     37


                                  _____________

                               PROSPECTUS SUMMARY

     This summary highlights some information contained or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including "Risk Factors," the incorporated consolidated financial statements and related notes and the information incorporated by reference in this prospectus. References in this prospectus to "us," "we," the "Company" or "AMD" shall mean Advanced Micro Devices, Inc. and our consolidated subsidiaries, unless the context indicates otherwise.


                          Advanced Micro Devices, Inc.

     We were founded in 1969, became a publicly held company in 1972 and since 1979 have been listed on the New York Stock Exchange under the trading symbol "AMD." We design, engineer, manufacture, market and sell integrated circuits for the personal computer, networked computer and communications markets.


     We have sales offices worldwide and have manufacturing or testing facilities in Sunnyvale, California; Austin, Texas; Dresden, Germany; Aizu-Wakamatsu, Japan; Bangkok, Thailand; Penang, Malaysia; Suzhou, China; and Singapore. Our mailing address and executive offices are located at One AMD Place, Sunnyvale, California 94086, and our telephone number at that location is
(408) 732-2400.


                                  The Offering

Issuer ....................................   Advanced Micro Devices, Inc.

Securities offered ........................   $500 million aggregate principal amount of 4.75% Convertible Senior Debentures
                                              Due 2022.

Interest ..................................   The debentures currently bear interest at an annual rate of 4.75%. On August 1,
                                              2008, August 1, 2011 and August 1, 2016 the interest rate on the debentures will be reset to a rate per annum equal to the interest rate payable 120 days prior to such reset date on 5-year U.S. Treasury Notes plus 0.43%. However, in no event will the interest rate be reset below 4.75% or above 6.75% per annum.
                                              Interest is payable on February 1 and August 1 of each year, beginning on
                                              August 1, 2002.

Maturity date .............................   February 1, 2022.

Conversion rights .........................   Holders may convert all or some of their debentures at any time prior to the close of business on the business day immediately preceding the maturity date at a conversion price of $23.38 per share. The initial conversion price is equivalent to a conversion rate of approximately 42.77 shares per $1,000 principal amount of debentures. The conversion price is subject to adjustment.
                                              Upon conversion, holders will not receive any cash representing accrued interest. For more information, see "Description of Debentures--Conversion of
                                              Debentures."

Ranking ...................................   The debentures are our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness. The debentures effectively rank behind all of our secured debt to the extent of the value of the assets securing those debts, and are structurally subordinated to all liabilities, including trade payables, of our subsidiaries. At March 31, 2002, we had no secured debt outstanding under our credit facility, and our subsidiaries had approximately $1.1 billion of outstanding indebtedness and other liabilities. For more information, see
                                              "Description of Debentures--Ranking."

Sinking fund ..............................   None.

Optional redemption .......................   We may redeem some or all of the debentures on or after February 5, 2005, at the redemption prices set forth in this prospectus; provided that we may not redeem the debentures prior to February 5, 2006 unless the last reported sale price of our common stock is at least 130% of the then effective conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the date of the redemption notice. For more information, see

                                                "Description of Debentures-Optional Redemption by AMD."

Purchase of debentures by us at the option
   of the holder ............................   Holders may require us to repurchase all or a portion of their debentures on February 1, 2009, February 1, 2012 and February 1,
                                                2017 at 100% of the principal amount of the debentures to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. For more information, see "Description of
                                                Debentures-Repurchase at Option of the Holder on Purchase Dates."

Fundamental Change ..........................   If we undergo a Fundamental Change, as described in this
                                                prospectus, holders will have the option to require us to
                                                repurchase for cash all or any portion of their debentures not previously called for redemption. We will pay a repurchase price equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest to, but excluding, the repurchase date. The purpose of the repurchase option is to afford holders protection upon the occurrence of certain
                                                transactions that result in a change to our basic structure or ownership. However, the term "Fundamental Change" may not include other events that might adversely affect our financial condition.
                                                For more information, see "Description of Debentures-Repurchase at Option of the Holder Upon a Fundamental Change."

Use of proceeds .............................   The selling securityholders will receive all of the proceeds from the sale under this prospectus of debentures and the common stock issuable upon conversion of the debentures. We will not receive any proceeds from these sales.

United States federal income tax
   considerations ...........................   Each holder agrees in the indenture, for United States federal income tax purposes, to treat the debentures as "contingent payment debt instruments" and to abide by our application of the
                                                Treasury regulations that govern contingent payment debt
                                                instruments, including our determination that the rate at which interest will be deemed to accrue for federal income tax purpose will be 9.625% compounded semi-annually, which is the rate comparable to the rate at which we would borrow on a
                                                noncontingent, nonconvertible borrowing with terms and condition otherwise comparable to the debentures. Accordingly, each holder will be required to accrue interest at this rate (subject to certain adjustments as described in greater detail in "Certain
                                                United States Federal Income Tax Considerations"), with the result that a U.S. Holder will recognize taxable income
                                                significantly in excess of cash received while the debentures ar outstanding. In addition, a U.S. Holder will recognize gain upon a conversion of a debenture into our common stock equal to the excess, if any, of the value of the common stock received on the conversion over the sum of the original purchase price of the
                                                U.S. Holder's debenture and accrued but unpaid interest.
                                                Moreover, gain recognized on conversion or other taxable
                                                disposition of a debenture will generally be treated as ordinary income. However, the proper U.S. federal income tax treatment of a debenture is uncertain in various respects. If the agreed upon treatment was successfully challenged by the Internal Revenue
                                                Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should not have recognized ordinary income upon a taxable disposition of its debentures. For more information, see "Certai
                                                United States Federal Income Tax Considerations."

                                                HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX
                                                TREATMENT OF THE DEBENTURES AND WHETHER A PURCHASE OF THE
                                                DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT
                                                AND THE INVESTOR'S PARTICULAR TAX SITUATION.

Common stock ................................   Our common stock is listed on The New York Stock Exchange under the symbol "AMD."

     We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to One AMD Place, Sunnyvale, CA 94086, Attention: Legal Department, or call (408) 732-2400 and ask to speak to someone in our Legal Department.

                           FORWARD-LOOKING STATEMENTS

     Discussions contained in this prospectus and the documents incorporated by reference in this prospectus include forward-looking statements. These forward-looking statements involve numerous risks and uncertainties and should not be relied upon as predictions of future events as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates," or "anticipates" or the negative of these words and phrases or other variations of these words and phrases or comparable terminology, or by discussions of strategy, plans or intentions. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially. The forward-looking statements relate to, among other things:

     .    operating results;

     .    anticipated cash flows;

     .    capital expenditures;

     .    gross margins;

     .    adequacy of resources to fund operations and capital investments;

     . our ability to produce AMD Athlon(TM) and AMD Duron(TM) microprocessors in the volume required by customers on a timely basis;

     . our ability to maintain average selling prices of seventh-generation microprocessors despite aggressive marketing and pricing strategies of our competitors;

     . our ability to increase customer and market acceptance of our seventh- and eighth-generation microprocessors;

     . our ability, and the ability of third parties, to provide timely infrastructure solutions, such as motherboards and chipsets, to support our microprocessors;

     . a recovery in the communication and networking industries leading to an increase in the demand for Flash memory products;

     .    the effect of foreign currency hedging transactions;

     . the process technology transition in our submicron integrated circuit manufacturing and design facility in Dresden, Germany, known as Dresden Fab 30; and

     . the financing and construction of the Fujitsu AMD Semiconductor Limited, or FASL, manufacturing facilities.

     See "Risk Factors" below, as well as such other risks and uncertainties as are detailed in our other documents incorporated by reference in this prospectus for a discussion of the factors that could cause actual results to differ materially from the forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only. We assume no obligation to update forward-looking statements.

     AMD, Advanced Micro Devices, AMD-K6, AMD Athlon, AMD Duron, AMD Opteron, Am486, Quantispeed, 3DNow!, Elan and MirrorBit are either trademarks or registered trademarks of Advanced Micro Devices, Inc. Other terms used to identify companies and products may be trademarks of their respective owners.

                                  RISK FACTORS



     You should consider the risk factors below as well as the other information set forth or incorporated by reference in this prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, our ability to make payments on the debentures could be impaired, the trading price of the debentures and our common stock could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. Our business, results of operations and financial condition are subject to a number of risk factors, including the following:


Risks Related to Our Business

Weak market demand for our Flash memory products or any delay in our transition to MirrorBit Technology may have a material adverse impact on us.


     The demand for Flash memory devices continues to be weak due to the sustained downturn in the communications and networking equipment industries and excess inventories held by our customers. In addition, we expect competition in the market for Flash memory devices to increase in 2002 and beyond as competing manufacturers introduce new products and industry-wide production capacity increases. We may be unable to maintain or increase our market share in Flash memory devices as the market develops and Intel and other competitors introduce competitive products. A continued decline in unit sales of our Flash memory devices and/or lower average selling prices could have a material adverse effect on us.

     In 2001, we announced a new memory cell architecture, our MirrorBit(TM) technology that enables Flash memory products to hold twice as much data as standard Flash memory devices. MirrorBit technology is expected to result in reduced cost of our products. We plan to produce our first products with MirrorBit technology in the second half of 2002. Any delay in our transition to MirrorBit technology, or failure to achieve the cost savings we expect, could reduce our ability to be competitive in the market and could have a material adverse effect on us.

If we are unable to develop, produce and successfully market higher-performing microprocessor products, we may be materially adversely affected.

     The microprocessor market is characterized by short product life cycles and migration to ever-higher performance microprocessors. To compete successfully against Intel in this market, we must transition to new process technologies at a fast pace and offer higher-performance microprocessors in significantly greater volumes. If we fail to achieve yield and volume goals or to offer higher-performance microprocessors in significant volume on a timely basis, we could be materially adversely affected.

     We must continue to market successfully our seventh-generation Microsoft Windows compatible microprocessors, the AMD Athlon and AMD Duron microprocessors. To sell the volume of AMD Athlon and AMD Duron microprocessors we currently plan to manufacture through 2002, we must increase sales to existing customers and develop new customers in both consumer and commercial markets. Our production and sales plans for microprocessors are subject to other risks and uncertainties, including:

     . our ability to achieve a successful marketing position for the AMD Athlon XP microprocessor, which relies on market acceptance of a metric based on overall processor performance versus processor speed;

     . our ability to maintain average selling prices of microprocessors despite increasingly aggressive Intel pricing strategies, marketing programs, new product introductions and product bundling of microprocessors, motherboards, chipsets and combinations thereof;

     . our ability to continue offering new higher performance microprocessors competitive with Intel's Pentium 4 processor;

     . our ability, on a timely basis, to produce microprocessors in the volume and with the performance and feature set required by customers;

     . the pace at which we are able to ramp production in Dresden Fab 30 on 0.13-micron copper interconnect process technology;

     .    our ability to expand our chipset and system design capabilities;

     . the availability and acceptance of motherboards and chipsets designed for our microprocessors; and

     . the use and market acceptance of a non-Intel processor bus or data transfer path in the design of our seventh- and o eighth- generation microprocessors, and the availability of chipsets from vendors who will develop, manufacture and sell chipsets with a non-Intel processor bus in volumes required by us.

     Our ability to increase microprocessor product revenues and benefit fully from the substantial investments we have made and continue to make related to microprocessors depends on the continuing success of the AMD Athlon and AMD Duron microprocessors, our seventh-generation processors, and the success of future generations of microprocessors.


     We plan to introduce our eighth-generation of microprocessors at the end of 2002. Shipments of our eighth-generation processors for desktops and notebooks, AMD Athlon processors, are planned to begin in the fourth quarter of 2002. Shipments of our eighth-generation enterprise class processor for workstations and servers, the AMD Opteron(TM) processor, are planned to begin in the first half of 2003. These processors will be produced in Dresden Fab 30 on 130-nanometer process technology employing silicon on insulator (SOI) technology. These processors are designed to provide high performance for both 32-bit and 64-bit applications. The success of our eighth-generation processors are subject to risks and uncertainties including our ability to produce them in a timely manner on new process technologies in the volume and with the performance and feature set required by customers, market acceptance of them and the availability of motherboards and chipsets designed for our eighth-generation processors.


     If we fail to achieve continued and expanded market acceptance of our seventh-generation microprocessors or if we fail to introduce in a timely manner, or achieve market acceptance for, our eighth-generation microprocessors, we may be materially adversely affected.


The dominant position of Intel Corporation in the microprocessor market allows it to control microprocessor and PC system standards, which may limit our ability to effectively compete in that market.

     Intel has dominated the market for microprocessors used in PCs for many years. As a result, Intel has been able to control x86 microprocessor and PC system standards and dictate the type of products the market requires of Intel's competitors. In addition, the financial strength of Intel allows it to market its product aggressively, target our customers and our channel partners with special incentives and discipline customers who do business with us. These aggressive activities can result in lower average selling prices for us and adversely affect our margins and profitability. Intel also exerts substantial influence over PC manufacturers and their channels of distribution through the "Intel Inside" brand program and other marketing programs. As long as Intel remains in this dominant position, we may be materially adversely affected by its:

     .    pricing and allocation strategies;

     .    product mix and introduction schedules;

     .    product bundling, marketing and merchandising strategies;

     . control over industry standards, PC manufacturers and other PC industry participants, including motherboard, chipset and basic input/output system (BIOS) suppliers; and

     .    user brand loyalty.

     We expect Intel to maintain its dominant position in the marketplace as well as to continue to invest heavily in research and development, new manufacturing facilities and other technology companies.

     Intel also dominates the PC system platform. As a result, PC OEMs are highly dependent on Intel, less innovative on their own and, to a large extent, distributors of Intel technology.

     In marketing our microprocessors to these OEMs and dealers, we depend on companies other than Intel for the design and manufacture of core-logic chipsets, graphics chips, motherboards, BIOS software and other components. In recent years, many of these third-party designers and manufacturers have lost significant market share or exited the business. In addition, these companies produce chipsets, motherboards, BIOS software and other components to support each new generation of Intel's microprocessors, and Intel has significant leverage over their business opportunities.

     Our microprocessors are not designed to function with motherboards and chipsets designed to work with Intel microprocessors. Our ability to compete with Intel in the market for seventh-generation and eighth-generation microprocessors will depend on our ability to ensure that the microprocessors can be used in PC platforms designed to support our microprocessors or that platforms are available that support both Intel processors and our microprocessors. A failure of the designers and producers of motherboards, chipsets, processor modules and other system components to support our microprocessor offerings would have a material adverse effect on us.

The cyclical nature of the semiconductor industry may limit our ability to maintain or increase revenue and profit levels during industry downturns.

     The semiconductor industry is highly cyclical, to a greater extent than other less dynamic or less technology-driven industries. In the past, including during 2001 and currently, our financial performance has been negatively affected by significant downturns in the semiconductor industry as a result of:

     . the cyclical nature of the demand for the products of semiconductor customers;

     .  excess inventory levels by customers;

     .  excess production capacity; and

     .  accelerated declines in average selling prices.

     If current conditions do not improve in the near term or if these or other conditions in the semiconductor industry occur in the future, we will be adversely affected.

Fluctuations in the personal computer market may continue to materially adversely affect us.

     Our business is closely tied to the personal computer industry. Industry-wide fluctuations in the PC marketplace have materially adversely affected us, including the industry downturn experienced during 2001 and currently, and may materially adversely affect us in the future.

Worldwide economic and political conditions may affect demand for our products.

     The economic slowdown in the United States and worldwide, exacerbated by the occurrence and threat of terrorist attacks and consequences of sustained military action, has adversely affected demand for our microprocessors, Flash memory devices and other integrated circuits. Similarly, a continued decline of the worldwide semiconductor market or a significant decline in economic conditions in any significant geographic area would likely decrease the overall demand for our products, which could have a material adverse effect on us.

If we were to lose Microsoft Corporation's support for our products or its logo license, our ability to market our processors may be materially adversely affected.

     Our ability to innovate beyond the x86 instruction set controlled by Intel depends on support from Microsoft in its operating systems. If Microsoft does not provide support in its operating systems for our x86 instruction sets, including our x86-64 technology that will be introduced with our eighth-generation AMD Athlon and AMD Opteron processors, independent software providers may forego designing their software applications to take advantage of our innovations. In addition, we have entered into logo license agreements with Microsoft that allow us to label our products as "Designed for Microsoft Windows," which expire in November 2002. If we fail to retain the support and certification of Microsoft or if we are unable to renew or renegotiate the license agreements on acceptable terms, our ability to market our processors could be materially adversely affected.

We plan for significant capital expenditures in 2002 and beyond and if we cannot generate that capital internally or obtain it externally, we may be materially adversely affected.

     We plan to continue to make significant capital expenditures to support our microprocessor and Flash memory products both in the near and long term, including $850.0 million in 2002. These capital expenditures include those relating to the continued facilitization of our manufacturing facilities known as Dresden Fab 30, in Dresden, Germany, and Fab 25, in Austin, Texas. These capital expenditures will be a substantial drain on our cash flow and may also decrease our cash balances. To the extent that we cannot generate the required capital internally or obtain such capital externally, we could be materially adversely affected.

     In March 1997, our indirect wholly owned subsidiary, AMD Saxony, entered into a loan agreement and other related agreements with a consortium of banks led by Dresdner Bank AG. These agreements require that we partially fund Dresden Fab 30 project costs in the form of subordinated loans to, or equity investments in, AMD Saxony. We currently estimate that the construction and facilitization costs of Dresden Fab 30 will be $2.5 billion when fully equipped by the end of 2003. We had invested $1.9 billion as of March 31, 2002. If we are unable to meet our obligations to AMD Saxony as required under these agreements, we will be in default under the loan agreement, which would permit acceleration of indebtedness.

     Our joint venture with Fujitsu Limited, FASL, continues to facilitize its manufacturing facilities in Aizu - Wakamatsu, Japan, known as FASL JV2 and FASL JV3.We expect FASL JV2 and FASL JV3, including equipment, to cost approximately $2.2 billion when fully equipped. As of March 31, 2002, approximately $1.5 billion of this cost had been funded. To the extent that additional funds are required for the full facilitization of FASL JV2 and FASL JV3, we will be required to contribute cash or guarantee third-party loans in proportion to our
49.992 percent interest in FASL. In 2000, FASL further expanded its production capacity through a foundry arrangement with Fujitsu Microelectronics, Inc.
(FMI), a wholly owned subsidiary of Fujitsu Limited. In connection with FMI equipping its wafer fabrication facility in Gresham, Oregon (the Gresham Facility) to produce flash memory devices for sale to FASL, we agreed to guarantee the repayment of up to $125.0 million of Fujitsu's obligations as a co-signer with FMI under its global multicurrency revolving credit facility (the Credit Facility) with a third-party bank (the Guarantee). On November 30, 2001, Fujitsu announced that it was closing the Gresham Facility, due to the downturn of the flash memory market. On March 26, 2002, we received notice from Fujitsu that FMI had requested an advance of funds from Fujitsu to avoid default under the Credit Facility. Although we disagree with Fujitsu as to the amount, if any, of our obligations under the Guarantee, Fujitsu has indicated its belief that we are obligated to pay the full $125 million. If we are unable to fulfill our obligations with respect to FASL, our business could be materially and adversely affected.

     While the FASL joint venture has been successful to date, there can be no assurance that Fujitsu and AMD will elect to continue the joint venture in its present form or at all.

Our inability to quickly adapt to fluctuations in demand for our products relative to the capacity of our manufacturing facilities could have a material adverse effect on us.

     Because we cannot quickly adapt our manufacturing capacity to rapidly changing market conditions, at times we underutilize our manufacturing facilities as a result of reduced demand for certain of our products. We are substantially increasing our manufacturing capacity by making significant capital investments in Dresden Fab 30, Fab 25, FASL JV3 and our test and assembly facility in Suzhou, China. If the increase in demand for our products is not consistent with our expectations, we may underutilize our manufacturing facilities, and we could be materially adversely affected. This has in the past had, and in the future may have, a material adverse effect on our earnings.

     There may also be situations in which our manufacturing facilities are inadequate to meet the demand for certain of our products. Our inability to obtain sufficient manufacturing capacity to meet demand, either in our own facilities or through foundry or similar arrangements with others, could have a material adverse effect on us.

     At this time, the most significant risk is that we will have underutilized capacity in Fab 25 as we continue to transition the production of microprocessors out of Fab 25 and into Dresden Fab 30 and as we convert Fab 25 to a Flash memory device production facility while demand for flash memory products remains depressed.

     Further, during periods where we are implementing new process technologies, our manufacturing facilities may not be fully productive. For example, as we convert Fab 25 to Flash memory device production, Fab 25 will not be fully productive. Similarly, Dresden Fab 30 is expected to be fully transitioned to 130-nanometer technology by the end of 2002 and fully facilitized by the end of 2003. During these processes, Dresden Fab 30 will not be fully productive. A substantial delay in the successful conversion of Fab 25 or the technology transition and facilitization of Dresden Fab 30 could have a material adverse effect on us.

We cannot be certain that our substantial investments in research and development of process technologies will lead to improvements in technology and equipment used to fabricate our products.

     We make substantial investments in research and development of process technologies in an effort to improve the technologies and equipment used to fabricate our products. For example, the successful development and implementation of silicon on insulator technology is critical to the Hammer family of microprocessors currently under development. However, we cannot be certain that we will be able to develop or obtain or successfully implement leading-edge process technologies needed to fabricate future generations of our products.

Any substantial interruption of or problems with our manufacturing operations could materially adversely affect us.

     Any substantial interruption of our manufacturing operations, either as a result of a labor dispute, equipment failure or other cause, could materially adversely affect us. Further, manufacturing yields may be adversely affected by, among other things, errors and interruptions in the fabrication process, defects in raw materials, implementation of new manufacturing processes, equipment performance and process controls. A decline in manufacturing yields may have a material adverse effect on our earnings.

If our products are not compatible with some or all industry-standard software and hardware, we could be materially adversely affected.

     It is possible that our products may not be compatible with some or all industry-standard software and hardware. Further, we may be unsuccessful in correcting any such compatibility problems in a timely manner. If our customers are unable to achieve compatibility with software or hardware after our products are shipped in volume, we could be materially adversely affected. In addition, the mere announcement of an incompatibility problem relating to our products could have a material adverse effect on us.

Costs related to defective products could have a material adverse effect on us.

     It is possible that one or more of our products may be found to be defective after the product has been shipped to customers in volume. The cost of a recall, software fix, product replacements and/or product returns may be substantial and could have a material adverse effect on us. In addition, modifications needed to fix the defect may impede performance of the product.

If essential raw materials are not available to manufacture our products, we could be materially adversely affected.

     Certain raw materials we use in the manufacture of our products are available from a limited number of suppliers. Interruption of supply or increased demand in the industry could cause shortages and price increases in various essential materials. If we are unable to procure certain of these materials, we might have to reduce our manufacturing operations. Such a reduction could have a material adverse effect on us.

Our operations in foreign countries are subject to significant political and economic risks, which could have a material adverse effect on us.

     Nearly all product assembly and final testing of our products are performed at our manufacturing facilities in Penang, Malaysia; Bangkok, Thailand; Suzhou, China; Japan; and Singapore; or by subcontractors in the United States and Asia. We also depend on foreign foundry suppliers and joint ventures for the manufacture of a portion of our finished silicon wafers and have international sales operations. The political and economic risks associated with our operations in foreign countries include:

     .  expropriation;

     . changes in a specific country's or region's political or economic conditions;

     .  trade protection measures and import or export licensing requirements;

     .  difficulty in protecting our intellectual property;

     .  changes in foreign currency exchange rates and currency controls;

     .  changes in freight and interest rates;

     . disruption in air transportation between the United States and our overseas facilities; and

     .  loss or modification of exemptions for taxes and tariffs;

any of which may have a material adverse effect on us.

Our inability to continue to attract and retain key personnel may hinder our product development programs.

     Our future success depends upon the continued service of numerous key engineering, manufacturing, marketing, sales and executive personnel. If we are not able to continue to attract, retain and motivate qualified personnel necessary for our business, the progress of our product development programs could be hindered, and we could be otherwise adversely affected.

Our operating results are subject to substantial quarterly, annual and seasonal fluctuations.

     Our operating results are subject to substantial quarterly and annual fluctuations due to a variety of factors, including decreases in average selling prices of our products, general worldwide economic conditions, the gain or loss of significant customers, market acceptance of our products and new product introductions by us or our competitors. In addition, changes in the mix of products produced and sold in the mix of sales by distribution channels, in the availability and cost of products from our suppliers or in production capacity and manufacturing yields can contribute to periodic fluctuations in operating results.

     Our operating results also tend to vary seasonally. Our revenues are generally lower in the first, second and third quarters of each year than in the fourth quarter. This seasonal pattern is largely a result of decreased demand in Europe during the summer months and higher demand in the retail sector of the PC market during the winter holiday season.

Our inability to adapt to the rapid technological change characteristic of the market for our products, could materially adversely affect us.

     The market for our products is generally characterized by rapid technological developments, evolving industry standards, changes in customer requirements, frequent new product introductions and enhancements, short product life cycles and severe price competition. Our success depends substantially on our ability, on a cost-effective and timely basis, to continue to enhance our existing products, develop and introduce new products that take advantage of technological advances and meet the demands of our customers.

Intense competition in the integrated circuit industry may materially adversely affect us.

     The integrated circuit industry is intensely competitive. Products compete on performance, quality, reliability, price, adherence to industry standards, software and hardware compatibility, marketing and distribution capability, brand recognition and availability. After a product is introduced, costs and average selling prices normally decrease over time as production efficiency improves, competitors enter the market and successive generations of products are developed and introduced for sale. Failure to reduce our costs on existing products or to develop and introduce, on a cost-effective and timely basis, new products or enhanced versions of existing products with higher margins, would have a material adverse effect on us.

Our customers can cancel or revise purchase orders without penalty. We must commit resources to the manufacture of products without any advance purchase commitments from customers, which could result in excess costs to us.

     Sales of our products are made primarily pursuant to purchase orders for current delivery or agreements covering purchases over a period of time, which may be revised or canceled without penalty. As a result, we must commit resources to the manufacture of products without any advance purchase commitments from customers. Therefore, the failure of demand for our products to match the supply of our products could result in the expenditure of excess costs, which could have a material adverse effect on us.

Our obligations under specific provisions in our agreements with distributors expose us to material adverse effects when we experience an unexpected significant decline in the price of our products.

     Distributors typically maintain an inventory of our products. In most instances, our agreements with distributors protect their inventory of our products against price reductions, as well as products that are slow moving or have been discontinued. These agreements, which may be canceled by either party on a specified notice, generally allow for the return of our products. The price protection and return rights we offer to our distributors could materially adversely affect us if there is an unexpected significant decline in the price of our products.

If we cannot adequately protect our technology or other intellectual property, in the united states and abroad, through patents, copyrights, trade secrets, trademarks and other measures, we may lose a competitive advantage and incur significant expenses.

     We may not be able to adequately protect our technology or other intellectual property, in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures. Any patent licensed by us or issued to us could be challenged, invalidated or circumvented or rights granted thereunder may not provide a competitive advantage to us. Further, patent applications that we file may not be issued. Despite our efforts to protect our rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to cost-effectively monitor compliance with, and enforce, our intellectual property on a worldwide basis.

     From time to time, we have been notified that we may be infringing intellectual property rights of others. If any such claims are asserted against us, we may seek to obtain a license under the third party's intellectual property rights. We cannot assure you that all necessary licenses can be obtained on satisfactory terms, if at all. We could decide, in the alternative, to resort to litigation to challenge such claims. Such challenges could be extremely expensive and time-consuming and could have a material adverse effect on us. We cannot assure you that litigation related to the intellectual property rights of us and others will always be avoided or successfully concluded.

Our inability to effectively transition to a new enterprise resource planning program could have a material adverse effect on us.

     We are currently in the process of transitioning to an SAP software system as our new enterprise resource planning system, which is intended to provide an integrated information system to serve all of AMD. The first phase of the implementation was successfully completed in January 2002. Future phases of the implementation are expected to occur through 2003. We are heavily dependent on the proper function of our internal systems to conduct our business. System failure or malfunctioning may result in disruptions of operations and inability to process transactions. If we encounter unforeseen problems with respect to the system operations or future implementations, we could be materially adversely affected.

Failure to comply with applicable environmental regulations could subject us to fines, suspension of production, alteration or cessation of our manufacturing operations, or other regulatory action.

     Our business involves the use of hazardous materials. If we fail to comply with governmental regulations related to the use, storage, handling, discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing process, we may be subject to fines, suspension of production, alteration of our manufacturing processes or cessation of our operations. Such regulations could require us to procure expensive remediation equipment or to incur other expenses to comply with environmental regulations. Any failure to control the use of, disposal or storage of, or adequately restrict the discharge of, hazardous substances could subject us to future liabilities and could have a material adverse effect on us. Violations of environmental laws may result in criminal and civil liabilities.

Terrorist attacks, such as the attacks that occurred in New York and Washington, DC on September 11, 2001, and other acts of violence or war may materially adversely affect the markets on which the debentures trade, the markets in which we operate, our operations and our profitability.

     Terrorist attacks may negatively affect our operations. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our products more difficult and more expensive and ultimately affect our sales.

     Also as a result of terrorism, the United States has entered into an armed conflict that could have a further impact on our sales, our supply chain, and our ability to deliver products to our customers. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of any of these armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

     More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. They also could result in or exacerbate economic recession in the United States or abroad. Any of these occurrences could have a significant impact on our operating results, revenues and costs and may result in the volatility of the market price for our securities and on the future price of our securities.

Our corporate headquarters, research and development activities and other critical business operations are located in an earthquake zone and these operations could be interrupted in the event of an earthquake.

     Our corporate headquarters, research and development activities related to process technologies and certain other critical business operations are located near major earthquake fault lines. In the event of a major earthquake, we could experience business interruptions, destruction of facilities and/or loss of life, all of which could materially adversely affect us.

Anti-takeover provisions in our charter documents and Delaware law, as well as the right of holders of the debentures to require us to repurchase the debentures upon the occurrence of a Fundamental Change, may make an acquisition of us more difficult.

     Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult. These provisions:

     . authorize our board of directors to issue preferred stock without stockholder approval and to designate the rights, preferences and privileges of each class; if issued, such preferred stock would increase the number of outstanding shares of our capital stock and could include terms that may deter an acquisition of us;

     . establish advance notice requirements for nominations to the board of directors or for proposals that can be acted on at stockholder meetings; and

     .  limit who may call stockholder meetings.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law which may prohibit large stockholders from consummating a merger with or acquisition of us.

Further, the holders of the debentures have the right to require us to repurchase the debentures should a Fundamental Change occur. The term "Fundamental Change" includes specified transactions involving changes to our basic structure or ownership, but may not include other events that adversely affect our financial condition. This repurchase option may discourage a potential acquiror.

These provisions may deter an acquisition of us that might otherwise be attractive to stockholders.

Risks Related to the Debentures

We have a substantial amount of debt and debt service obligations, which could adversely affect our financial position and prevent us from fulfilling our obligations under the debentures.

     The following chart shows certain important credit statistics as of March 31, 2002, as adjusted to give effect to our sale of the debentures:

                                                                             As of March 31, 2002
                                                                                  as adjusted
                                                                                  -----------
Total consolidated indebtedness (including capital leases) ................     $1,387,700,000
Ratio of consolidated indebtedness to stockholders' equity ................           0.4x
Ratio of earnings to fixed charges ........................................           0.4x



     Our loan and security agreement with Bank of America provides for a four-year secured revolving line of credit of up to $200.0 million, which currently expires on July 14, 2003. Under this agreement, we can borrow, subject to amounts which may be set aside by the lenders, up to 85% of our eligible accounts receivable from OEMs and 50% of our eligible accounts receivable from distributors. If the level of cash we hold in the United States declines below $200.0 million or the amount of borrowings rises to 50% of available credit, we must comply with financial covenants that require us to maintain particular adjusted tangible net worth levels, as detailed in the loan and security agreement. Our obligations under this agreement are secured by a pledge of most of our accounts receivable, inventory, general intangibles and the related proceeds. As a result, the debentures will effectively rank behind all of our secured debt to the extent of the value of the assets securing those debts. As of March 31, 2002, there was no outstanding amount under the loan agreement.

     Our indirect wholly-owned subsidiary, AMD Saxony, is a party to a loan agreement and other related agreements with a consortium of banks led by Dresdner Bank AG. These agreements require that we partially fund Dresden Fab 30 project costs in the form of subordinated loans to, or equity investments in, AMD Saxony. If we are unable to meet our obligations to AMD Saxony as required under these agreements, we will be in default under the Bank of America loan and security agreement, which would permit acceleration of indebtedness under both agreements. In addition, the Dresden Loan Agreement prohibits AMD Saxony from paying any dividends, so cash held by AMD Saxony will not be available for the repayment of the debentures. 27.5% of our consolidated assets were held by AMD Saxony as of March 31, 2002.

     To the extent that additional funds are required for the full facilitization of FASL JV2 and FASL JV3, we will be required to contribute cash or guarantee third-party loans in proportion to our 49.992 percent interest in FASL. If we are unable to fulfill our obligations to FASL, our business could be materially and adversely affected. In 2000, FASL further expanded its production capacity through a foundry arrangement with Fujitsu Microelectronics, Inc.
(FMI), a wholly owned subsidiary of Fujitsu Limited. In connection with FMI equipping its wafer fabrication facility in Gresham, Oregon (the Gresham Facility) to produce flash memory devices for sale to FASL, we agreed to guarantee the repayment of up to $125 million of Fujitsu's obligations as a co-signer with FMI under its global multicurrency revolving credit facility (the Credit Facility) with a third-party bank (the Guarantee). On November 30, 2001, Fujitsu announced that it was closing the Gresham Facility, due to the downturn of the flash memory market. On March 26, 2002, we received notice from Fujitsu that FMI had requested an advance of funds from Fujitsu to avoid default under the Credit Facility, which notice is required as a condition to our obligations under the Guarantee. However, to date we have not received a demand for payment under the terms of the Guarantee from Fujitsu. Furthermore, we continue to disagree with Fujitsu as to the amount, if any, of our obligations under the Guarantee. While we continue to discuss this matter with Fujitsu, we cannot at this time reasonably predict its outcome including any amounts we might be required to pay Fujitsu, and, therefore, have not recorded any liability in our consolidated financial statements associated with the Guarantee.

     Our ability to make payments on and to refinance our debt or our guarantees of other parties' debts will depend on our financial and operating performance, which may fluctuate significantly from quarter to quarter and is subject to prevailing economic conditions and to financial, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our Loan Agreement in an amount sufficient to enable us to pay our debt or debentures, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the debentures, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our Loan Agreement or the debentures, on commercially reasonable terms or at all.

     We may incur substantial additional debt in the future. As of March 31, 2002, we had the ability to borrow $200 million under the Loan Agreement. If new debt is added to our and our subsidiaries' current debt levels, the risk of our inability to repay our debt, including the debentures, could intensify.


The debentures will be subordinated to all of our secured indebtedness and our subsidiaries' existing and future indebtedness.

     A substantial portion of our operations is conducted through our subsidiaries. In fiscal 2001, 71% of our consolidated revenues were generated by our subsidiaries. The cash flow and our consequent ability to service debt, including the debentures, may become dependent in part upon the earnings from the business conducted through subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries, to us. Except to the extent we may be a creditor with recognized claims against our subsidiaries, the claims of creditors of our subsidiaries will have priority with respect to the assets and earnings of the subsidiaries over the claims of creditors of the Company, including holders of the debentures, even though subsidiary obligations do not constitute senior indebtedness of the Company. As of March 31, 2002, the indebtedness (including trade payables and capital lease obligations) of our subsidiaries was $1.1 billion.

     In addition, any borrowings under our secured credit facility with Bank of America are secured obligations. The debentures will effectively rank behind all of our secured debt to the extent of the value of the assets securing those debts.

We may not have the ability to raise the funds necessary to repurchase the debentures upon a Fundamental Change or a Purchase Date as required by the indenture governing the debentures.

     Upon the occurrence of a Fundamental Change, we will be required under the indenture governing the debentures to repurchase up to all outstanding debentures at the option of the holders of such debentures. Upon the occurrence of a Fundamental Change or upon a Purchase Date, we cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all debentures tendered by the holders. A Fundamental Change may also constitute an event of default under our loan and security agreement with Bank of America and our Dresdner loan agreements, which would prohibit us from repurchasing any debentures. Any future credit agreements or other agreements relating to other indebtedness to which we become a party may contain similar restrictions and provisions. If we do not obtain a consent to the repurchase of the debentures upon a Fundamental Change, we may remain prohibited from repurchasing the debentures. Any failure to repurchase the debentures when required following a Fundamental Change or Purchase Date would result in an event of default under the indenture. For more information, see "Description of Debentures--Repurchase at Option of the Holder Upon a Fundamental Change and --Repurchase at Option of the Holder on Purchase Dates." You cannot be sure that a public market will develop for the debentures.

     On January 29, 2002, we issued the debentures to the initial purchasers in a private placement. The debentures are eligible to trade in PORTAL, the Private Offering, Resale and Trading through Automated Linkages Market of the National Association of Securities Dealers, Inc., a screen-based automated market for trading securities for qualified institutional buyers. However, the debentures resold pursuant to this prospectus will no longer trade on the PORTAL market. As a result, there may be a limited market for the debentures. We do not intend to list the debentures on any national securities exchange or on the Nasdaq National Market.

     A public market may not develop for the debentures. Although the initial purchasers have advised us that they intend to make a market in the debentures, they are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we cannot assure you that any market for the debentures will develop or, if one does develop, that it will be maintained. If a public market for the debentures fails to develop or be sustained, the trading price of the debentures could be materially adversely affected.

     In addition, the liquidity and the market price of the debentures may be adversely affected by changes in the overall market for convertible securities and by changes in our financial performance or prospects, or in the prospects of the companies in our industry. The market price of the debentures may also be significantly affected by the market price of our common stock, which could be subject to wide fluctuations in response to a variety of factors, including those described in this "Risk Factors" section. As a result, you cannot be sure that a public market will develop for the debentures.

You should consider the U.S. federal income tax consequences of owning the debentures and the shares of common stock issuable upon conversion of the debentures.

     We and each holder agree in the indenture to treat the debentures as indebtedness that is subject to U.S. Treasury regulations governing contingent payment debt instruments. The following discussion assumes that the debentures will be so treated, though we cannot assure you that the Internal Revenue Service will not assert that the debentures should be treated differently. Under the contingent payment debt regulations, a holder will be required to include amounts in income, as original issue discount, in advance of cash such holder receives on a debenture, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, even though the debenture will have a significantly lower yield to maturity. A holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding. In addition, under the indenture, a holder will recognize ordinary income, if any, upon a sale, exchange, conversion or redemption of the debentures at a gain. In computing such gain, the amount realized by a holder will include, in the case of a conversion, the amount of cash and the fair market value of shares received. Holders are urged to consult their own tax advisors as to the U.S. federal, state and other tax consequences of acquiring, owning and disposing of the debentures and the shares of common stock issuable upon conversion of the debentures. For more information, see "Certain United States Federal Income Tax Considerations."

The volatility of the price of our common stock may materially adversely affect the liquidity and market price of the debentures.

     Based on the trading history of our common stock, we believe that the following factors have caused and are likely to continue to cause the market price of our common stock to fluctuate substantially:

     .    quarterly fluctuations in our operating and financial results;

     . announcements of new technologies, products and/or pricing by us or our competitors;

     .    the pace of new process technology and product manufacturing ramps;

     . fluctuations in the stock price and operating results of our competitors, particularly Intel;

     . changes in earnings estimates or buy/sell recommendations by financial analysts;

     .    changes in the ratings of our debentures or other securities;

     .    production yields of key products; and

     .    general conditions in the semiconductor industry.

     In addition, an actual or anticipated shortfall in revenue, gross margins or earnings from securities analysts' expectations could have an immediate effect on the trading price of our common stock. Technology company stocks in general have experienced extreme price and volume fluctuations that are often unrelated to the operating performance of the companies. Market volatility may adversely affect the market price of our common stock, which could affect the price of our debentures and limit our ability to raise capital or to make acquisitions.

                                 USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale under this prospectus of the debentures and the common stock issuable upon conversion of the debentures. We will not receive any proceeds from these sales.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is listed and traded on the New York Stock Exchange under the symbol "AMD." The following table shows, for the periods indicated, the high and low sales prices on the New York Stock Exchange.


                                                                 High      Low
                                                                 ----      ---
Fiscal year ended December 31, 2000
     First quarter* ........................................   $ 30.19   $ 14.00
     Second quarter* .......................................     47.72     25.50
     Third quarter* ........................................     47.50     23.00
     Fourth quarter ........................................     25.44     13.56

Fiscal year ended December 30, 2001
     First quarter .........................................   $ 30.15   $ 14.13
     Second quarter ........................................     34.65     18.73
     Third quarter .........................................     30.20      7.80
     Fourth quarter ........................................     18.62      7.69

Fiscal year ended December 29, 2002
     First quarter .........................................   $ 20.60   $ 12.63
     Second quarter (through May 16, 2002) .................     15.30     10.40

_____________
*    Adjusted to reflect a 2:1 stock split on August 22, 2000.

     On May 16, 2002 the last sale price of our common stock as reported on the New York Stock Exchange was $12.40 per share. As of February 25, 2002, there were approximately 7,815 holders of record of our common stock.

     We have never paid any cash dividends on our common stock and have no present plans to do so. In addition, we are prohibited by certain of our borrowing arrangements from paying cash dividends without the prior written consent of the lender.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratios of earnings to fixed charges for each of our fiscal years from 1997 to 2001 and for the quarter ended March 31, 2002 were as follows:


                                                               Year ended                                  Quarter ended
                                            ------------------------------------------------              ----------------
                                      1997          1998           1999          2000           2001       March 31, 2002
                                    -------       --------      ---------      --------      ---------     --------------
Ratio of earnings to fixed
charges(1) .......................    --            --            1.3x          13.0x          0.2x             0.4x


_____________
     (1) For purposes of computing this ratio of earnings to fixed changes, fixed charges consist of interest expense on long-term debt and capital leases, amortization of deferred financing costs and that portion of rental expense deemed to be representative of interest. Earnings consist of income (loss) before income taxes and equity in joint venture, plus fixed charges. Earnings were insufficient to cover fixed charges by $121 million and $224 million in 1997 and 1998.

                            DESCRIPTION OF DEBENTURES

     We issued the debentures under an indenture, dated January 29, 2002, between us and the Bank of New York, as trustee. The following description is only a summary of the material provisions of the debentures and the indenture. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of these debentures. You may request copies of these documents at our address shown under the caption "Incorporation By Reference." The terms of the debentures include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this description, references to "we", "us", "our" or "AMD" in this section, include only Advanced Micro Devices, Inc. and not its subsidiaries.

General

     The debentures are our senior unsecured obligations and rank equally with all our other senior unsecured indebtedness. However, the debentures are structurally subordinated to indebtedness of our subsidiaries and effectively subordinated to our secured debt to the extent of the value of the assets securing such debt. The debentures are convertible into common stock as described under the caption "--Conversion of Debentures."

     We issued $500,000,000 aggregate principal amount of debentures in denominations of $1,000 and multiples of $1,000. The debentures will mature on February 1, 2022 unless earlier converted, redeemed at our option or repurchased by us at the option of the holder on the Purchase Dates or upon a Fundamental Change.

     We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

     Holders are not afforded protection in the event of a highly leveraged transaction, or a change in control of us under the indenture except to the extent described below under the caption "--Repurchase at Option of the Holder Upon a Fundamental Change."

     The debentures bear interest at the initial annual rate of 4.75%. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. On August 1, 2008, August 1, 2011 and August 1, 2016 the interest rate on the debentures will be reset to a rate per annum equal to the interest rate payable 120 days prior to such reset date on 5-year U.S. Treasury Notes plus 0.43%. However, in no event will the interest rate be reset below 4.75% or above 6.75% per annum. We will pay interest on February 1 and August 1 of each year, beginning August 1, 2002 to record holders at the close of business on the preceding January 15 and July 15, as the case may be, except:

     . interest payable upon redemption will be paid to the person to whom principal is payable, unless the redemption date is an interest payment date in which case interest shall be paid to the record holder; and

     .    as set forth in the next sentence.

     In case a holder converts his debenture into common stock during the period after any record date but prior to the next interest payment date either:

     . we will not be required to pay interest on the interest payment date if the debenture has been called for redemption o on a redemption date that occurs during this period, but accrued and unpaid interest on such debenture will be paid on the redemption date; or

     . we will not be required to pay interest on the interest payment date if the debenture is to be repurchased in connection with a Purchase Date or a Fundamental Change on a Purchase Date or a repurchase date that occurs during this period, but accrued and unpaid interest on such debenture will be paid on the Purchase Date or repurchase date, as applicable or

     . if otherwise, any debenture not called for redemption that is submitted for conversion during this period must also be accompanied by an amount equal to the interest due on the interest payment date on the converted principal amount, unless at the time of the conversion there is a default in the payment of interest on the debentures. See "--Conversion of Debentures."

     We will maintain an office in New York for the payment of interest, which shall initially be an office or agency of the trustee.

     We will pay interest by check mailed to each holder's address as it appears in the debenture register, provided that a holder with an aggregate principal amount in excess of $5.0 million will be paid, at the written election of that holder, by wire transfer in immediately available funds.

     However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, or its nominee will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

     Holders are not required to pay a service charge for registration or transfer of their debentures. We may, however, require holders to pay any tax or other governmental charge in connection with the transfer. We are not required to exchange or register the transfer of:

     .    any debenture or portion selected for redemption;

     .    any debenture or portion surrendered for conversion; or

     . any debenture or portion surrendered for repurchase but not withdrawn in connection with a Fundamental Change.

Interest Rate Adjustment

     Under the indenture, we and each holder agree, for U.S. federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments and, for purposes of those regulations, to treat the fair market value of the common stock received on the conversion as a contingent payment, and the discussion herein assumes that such treatment is correct. However, the characterization of instruments such as the debentures and the application of such regulations are uncertain in several respects. See "Certain United States Federal Income Tax Consequences."

Conversion of Debentures

     A holder may convert a debenture, in whole or in part, into our common stock at any time prior to the close of business on the business day immediately preceding the maturity date, subject to prior redemption of the debentures. If we call debentures for redemption, holders may convert the debentures only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If a holder has submitted debentures for repurchase on a Purchase Date or upon a Fundamental Change, that holder may convert the debentures only if it withdraws its election. A holder may convert debentures in part so long as that part is $1,000 principal amount or an integral multiple of $1,000. If any debentures not called for redemption are converted after a record date for any interest payment date and prior to the next interest payment date, the debentures must be accompanied by an amount equal to the interest payable on the next interest payment date on the converted principal amount unless a default exists at the time of conversion.

     The initial conversion price for the debentures is $23.38 per share of common stock, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of debentures. Instead, we will pay cash based on the average of the closing sales prices of our common stock for the five trading days ending on the day prior to the conversion date for all fractional shares of common stock. Unless a holder converts debentures on an interest payment date and except as described below, that holder will not receive any accrued interest or dividends upon conversion.

     To convert a debenture (other than a debenture held in book entry form through DTC) into common stock, a holder must:

     . complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver this notice to the conversion agent;

     .    surrender the debenture to the conversion agent;

     .    if required, furnish appropriate endorsements and transfer documents;

     .    if required, pay all transfer or similar taxes; and

     . if required, pay funds equal to interest payable on the next interest payment date.

     Holders of debentures held in book-entry form through DTC must follow DTC's customary practices. The date a holder complies with these requirements is the conversion date under the indenture. As promptly as practicable on or after the conversion date, but no later than three business days after the conversion date, we will issue and deliver to the conversion agent certificates for the number of full shares of common stock issuable upon conversion, together with any cash payment for fractional shares.

     If a holder delivers a debenture for conversion, that holder will not be required to pay any taxes or duties for the issue or delivery of common stock on conversion. However, we will not pay any transfer tax or duty payable as result of the issuance or delivery of the common stock in a name other than that of the holder of the debenture. We will not issue or deliver common stock certificates unless we have been paid the amount of any transfer tax or duty or we have been provided satisfactory evidence that the transfer tax or duty has been paid.

To mitigate dilution of your equity ownership interests, we will adjust the conversion price if the following events occur:

     (1) we issue common stock as a dividend or distribution on our common stock;

     (2) we issue to all holders of common stock specified rights or warrants to purchase our common stock at a price per share less than the then current market price per share, unless we elect to distribute or reserve for distribution these rights or warrants for distribution to the holders of the debentures upon the conversion of the debentures, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration, provided, however, that if such rights or warrants are exercisable only upon the occurrence of certain triggering events then the conversion price will not be adjusted until such triggering event occurs;

     (3)  we subdivide or combine our common stock;

     (4) we distribute to all common stockholders capital stock, evidences of indebtedness or assets, including securities but excluding:

          .   rights or warrants listed in (2) above;

          .   dividends or distributions listed in (1) above; and

          .   cash distributions listed in (5) below;

     (5) we make a dividend or distribution consisting exclusively of cash to all holders of common stock if the aggregate amount of these distributions combined together with (A) all other all-cash distributions made within the preceding 12 months in respect of which we made no adjustment plus (B) any cash and the fair market value of other consideration payable in any tender offers by us or any of our subsidiaries for common stock within the preceding 12 months in respect for which we made no adjustment, exceeds 12.5% of our market capitalization, being the product of the then current market price of the common stock multiplied by the number of shares of our common stock then outstanding; or

     (6) the purchase of common stock pursuant to a tender offer made by us or any of our subsidiaries involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration payable in any other tender offer by us or any of our subsidiaries for common stock expiring within the 12 months preceding the expiration of the tender offer plus (B) the aggregate amount of any such-all cash distributions referred to in (5) above to all holders of common stock within the 12 months preceding the expiration of the tender offer, in each case, for which we have made no adjustment, exceeds 12.5% of our market capitalization on the expiration of such tender offer.

     To the extent that we have a stockholder rights plan in effect upon conversion of the debentures into common stock, holders will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions.

     If we reclassify our common stock, consolidate, merge or combine with another person or sell or convey our property and assets as an entirety or substantially as an entirety, each debenture then outstanding will, without the consent of the holder of any debenture, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, combination, sale or conveyance by a holder of the number of shares of common stock into which the debenture was convertible immediately prior to the reclassification, consolidation, merger, combination, sale or conveyance. This calculation will be made based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have to select a particular type of consideration. The adjustment will not be made for a consolidation, merger or combination that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

     We may, from time to time, reduce the conversion price for a period of at least 20 days if our Board of Directors has made a determination that this reduction would be in our best interests. Any such determination by our Board of Directors will be conclusive. We would give holders at least 15 days' notice of any reduction in the conversion price. In addition, we may reduce the conversion price if our Board of Directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution or due to the non-occurrence of such a distribution. See "Certain United States Federal Income Tax Considerations."

     Holders may in some situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock, in certain other situations requiring a conversion price adjustment or due to the non-occurrence of an adjustment. See "Certain United States Federal Income Tax Considerations."

     We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price.

Except as described above in this section, we will not adjust the conversion price for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption by AMD

     We may not redeem the debentures at our option prior to February 5, 2005. Thereafter, we may redeem the debentures at our option in whole or in part, upon not less than 15, nor more than 60, days' notice by mail to holders of the debentures. However, we may not redeem the debentures prior to February 5, 2006, unless the last reported sale price of our common stock is at least 130% of the then effective conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the date of the redemption notice.

     The redemption prices (expressed as a percentage of principal amount) are as follows for debentures redeemed during the periods set forth below:

                                                                      Redemption
Period                                                                  Price
------                                                                  -----
Beginning on February 5, 2005 through February 4, 2006 ...........     102.375%
Beginning on February 5, 2006 through February 4, 2007 ...........     101.583
Beginning on February 5, 2007 through February 4, 2008 ...........     100.792
Beginning on February 5, 2008 ....................................     100.000

in each case together with accrued interest to, but excluding, the redemption date. Subject to the next sentence, we will pay accrued and unpaid interest to the same holder that receives the redemption payment. However, if the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date.

     If less than all of the outstanding debentures are to be redeemed, the trustee shall select the debentures to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder's debentures is selected for partial redemption and that holder converts a portion of its debentures, the converted portion shall be deemed to be of the portion selected for redemption.

     No sinking fund is provided for the debentures.

Repurchase at Option of the Holder on Purchase Dates

     On the Purchase Dates of February 1, 2009, February 1, 2012 and February 1, 2017, a holder has the right to require us to repurchase all or any portion of that holder's debentures that is equal to $1,000 or a whole multiple of $1,000 for which the holder has delivered, and not withdrawn, a written purchase notice, subject to certain additional conditions. A holder may submit debentures for repurchase to the paying agent at any time from the opening of business on the date that is 30 days prior to an applicable Purchase Date until the close of business on the date that is five days prior to such Purchase Date.

     We will repurchase the debentures at a price equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest to, but excluding, the applicable Purchase Date. If the applicable Purchase Date is an interest payment date, we will pay interest on the interest payment date to the record holder on the relevant record date.

     We will give notice on a date not less than 30 days prior to each Purchase Date to all record holders, stating among other things, the procedures that holders must follow to require us to repurchase debentures.

     The repurchase notice given by a holder electing to require us to repurchase the debentures shall state:

     . the certificate numbers of the debentures to be delivered for repurchase;

     . the portion of the principal amount at maturity of debentures to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

     . that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

     A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the Purchase Date, which shall state the principal amount at maturity being withdrawn, the certificate numbers of the debentures being withdrawn; and the principal amount at maturity of the debentures that remains subject to the repurchase notice, if any.

     We will comply with all applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in connection with any repurchase offer.

     Payment of the repurchase price for a debenture for which a holder has delivered, and not validly withdrawn, a repurchase notice is conditioned upon delivery of the debenture, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will promptly pay the repurchase price for the debenture following the later of the applicable Purchase Date or the time of delivery of the debenture.

     If the paying agent holds money or securities sufficient to pay the repurchase price of the debenture on the business day following the applicable Purchase Date in accordance with the terms of the indenture, then, immediately after the applicable Purchase Date, the debenture will cease to be outstanding and interest on such debenture will cease to accrue, whether or not the debenture is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the debenture.

     Our ability to repurchase debentures may be limited by the terms of our then existing borrowing or financial agreements.

Repurchase at Option of the Holder Upon a Fundamental Change

     If a Fundamental Change occurs prior to February 1, 2022, a holder has the right to require us to repurchase all or any portion of its debentures that is equal to $1,000 or a whole multiple of $1,000, on a repurchase date set by us that is no earlier than 25 days and no later than 35 days after the date of our notice of the Fundamental Change.

     We will repurchase the debentures at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest on the interest payment date to the record holder on the relevant record date. Otherwise, we will pay accrued and unpaid interest to the same holder that receives the principal amount to be repurchased.

     We will mail to all record holders a notice of the Fundamental Change within 25 days after the occurrence of the Fundamental Change. The notice must describe the Fundamental Change, holders' right to elect repurchase of the debentures and the repurchase date. We are also required to deliver to the trustee a copy of the Fundamental Change notice. If a holder elects to exercise its repurchase right, that holder must deliver to us or our designated agent at any time from the date of our notice of Fundamental Change until the close of business on the date that is five business days prior to the repurchase date, written notice of the holder's exercise of his repurchase right, together with any debentures to be repurchased, duly endorsed for transfer. Following the repurchase date we will pay promptly the repurchase price for debentures surrendered for redemption.

     A Fundamental Change will be considered to have occurred if:

     . our common stock or other common stock into which the debentures are convertible is neither listed for trading on an o United States national securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States; or

     .    one of the following "change in control" events occurs:

          . any person or group is a beneficial owner of more than 50% of the voting power of our outstanding securities entitled to generally vote for directors;

          . our stockholders approve any plan or proposal for our liquidation, dissolution or winding up;

          . we consolidate with or merge into any other corporation or any other corporation merges into us and, as a result, our outstanding common stock is changed or exchanged for other assets or securities unless our stockholders immediately before the transaction own, directly or indirectly, immediately following the transaction more than 50% of the combined voting power of the corporation resulting from the transaction in substantially the same proportion as their ownership of our voting stock immediately before the transaction;

          . we convey, transfer or lease all or substantially all of our assets to any person; or

          . continuing directors do not constitute a majority of our Board of Directors at any time.

     However, a change in control will not be deemed to have occurred if:

     . the last sale price of our common stock for any five trading days during the 10 trading days immediately before the change in control is equal to at least 105% of the conversion price; or

     . all of the consideration, excluding cash payments for fractional shares in the transaction constituting the change in o control, consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market, and as a result of the transaction the debentures become convertible solely into that common stock.

     The term "continuing director" means at any date a member of our Board of
Directors:

     .    who was a member of our Board of Directors on January 1, 2002; or

     . who was nominated or elected by at least a majority of the directors who were continuing directors at the time of the nomination or election or whose election to our Board of Directors was recommended by at least a majority of the directors who were continuing directors at the time of the nomination or election or by the nominating committee comprised of our independent directors.

     Under the above definition of continuing directors, if the current Board of Directors resigns after approving new directors, no change in control would occur, even though our current directors would then cease to be directors.

     The interpretation of the phrase "all or substantially all" used in the definition of change in control would likely depend on the facts and circumstances existing at the time. As a result, there may be uncertainty as to whether or not a sale or transfer of "all or substantially all" of our assets has occurred.

     We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a Fundamental Change.

     These repurchase rights could discourage a potential acquiror of AMD. However, this repurchase feature is not the result of management's knowledge of any specific effort to obtain control of AMD by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to offer to repurchase the debentures upon a Fundamental Change would not necessarily afford holders protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving AMD.

     We may be unable to repurchase the debentures in the event of a Fundamental Change. If a Fundamental Change were to occur, we may not have enough funds to pay the repurchase price for all tendered debentures. In addition, a Fundamental Change could result in an event of default under loan agreements we may enter into in the future. Our loan agreements could also prohibit, in certain situations, repurchases of the debentures. Any future credit facilities or other agreements relating to our indebtedness may contain similar provisions, or expressly prohibit the repurchase of the debentures.

Ranking


     The debentures are our senior unsecured obligations and rank equally with all our other senior unsecured debt. However, the debentures are structurally subordinated to indebtedness of our subsidiaries, which, as of March 31, 2002, was $1.1 billion. In addition, the debentures are effectively subordinated to our secured debt to the extent of the value of the assets securing such debt.

     We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the debentures. The trustee's claims for these payments will generally be senior to those of holders of debentures in respect of all funds collected or held by the trustee.

The debentures are obligations exclusively of AMD. As a result, our cash flow and our ability to service our indebtedness, including the debentures, is partially dependent upon the earnings of our subsidiaries. In addition, we are partially dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions, such as the restrictions on AMD Saxony's ability to pay dividends and state law requirements regarding the declaration and payment of dividends. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Events of Default

     Each of the following constitutes an event of default under the indenture:

     (1) default in paying interest on the debentures when it becomes due and the default continues for a period of 30 days or more;

     (2) default in paying principal, or premium, if any, or the repurchase price in connection with a Purchase Date or a Fundamental Change on the debentures when due;

     (3) default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 60 days or more after written notice has been given to us by the trustee, or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debentures;

     (4) failure to give notice to holders of optional repurchase upon a Fundamental Change;

     (5) the occurrence of events of bankruptcy, insolvency or similar proceedings with respect to us or any of our significant subsidiaries;

     (6) we fail or any of our significant subsidiaries fails to make any payment at maturity on any indebtedness, including ( any applicable grace periods, in an amount in excess of $25.0 million in the aggregate for all such indebtedness and such amount has not been paid or discharged within 30 days after notice is given in accordance with the indenture; or

     (7) a default by us or any of our significant subsidiaries on any indebtedness that results in the acceleration of indebtedness in an amount in excess of $25.0 million in the aggregate for all such indebtedness, without this indebtedness being discharged or the acceleration being rescinded or annulled for 30 days after notice is given in accordance with the indenture.

     For purposes of the above, "significant subsidiary" has the meaning given to that term in rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, except that references to income from continuing operations are changed to revenues.

     If an event of default, other than an event of default described in clause
(5) above with respect to us, occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debentures may, and the trustee at the request of the holders of not less than 25% in principal amount of the outstanding debentures will, by written notice require immediate repayment of the entire principal amount of the outstanding debentures, together with all accrued and unpaid interest and premium, if any. If any event of default described in clause (5) above with respect to us occurs, the principal amount of all the debentures will automatically become immediately due and payable.

     After a declaration of acceleration described above, the holders of a majority in principal amount of outstanding debentures may, under conditions set forth in the indenture, rescind this accelerated payment requirement if we have deposited with the trustee a sum sufficient to pay all amounts due on the debentures and all amounts due to the trustee under the indenture and all existing Events of Default, except for nonpayment of the principal and interest on the debentures that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debentures also have the right to waive past defaults, except a default in paying the principal, redemption price, repurchase price in connection with a Purchase Date or upon a Fundamental Change or interest on any outstanding debenture, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debentures.

     Holders of at least 25% in principal amount of the outstanding debentures may seek to institute a proceeding only after they have made written request and offered indemnity reasonably satisfactory to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debentures. These limitations do not apply, however, to a suit instituted by a holder of a debenture for the enforcement of the payment of principal, redemption price, repurchase price in connection with a Purchase Date or upon a Fundamental Change or interest on or after the due dates for payment.

     During the existence of an event of default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person's own affairs. If an event of default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee indemnity reasonably satisfactory to the trustee. Subject to limited exceptions, the holders of a majority in principal amount of the outstanding debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

     The trustee will, within 60 days after any default occurs, give notice of the default to the holders of the debentures, unless the default was already cured or waived. However, unless there is a default in paying principal or interest when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

     We are required to furnish to each trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Supplemental Indentures

     The trustee and we may enter into a supplemental indenture without the consent of any holder in order to:

     .    cure ambiguities, defects or inconsistencies;

     . provide for the assumption of our obligations in the case of a merger or consolidation of us;

     . make any change that would provide any additional rights or benefits to the holders;

     .    secure the debentures;

     . evidence and provide for the acceptance of appointment under the indenture by a successor trustee; or

     . make any change that does not adversely affect the rights of any holder in any material respect.

     The trustee and we may enter into a supplemental indenture with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debentures. However, no modification or amendment may, without the consent of the holder of each outstanding debenture affected:

     . change the record or payment dates for interest payments or reduce the rate of interest on any debenture;

     .    extend the stated maturity of any debenture;

     . reduce the principal amount, redemption price or repurchase price in connection with a Fundamental Change with respect to any debenture;

     . make any debenture payable in money or securities other than that stated in the debenture;

     . make any change that adversely affects the right to require us to purchase a debenture;

     . impair or adversely affect the right to convert, or receive payment with respect to, a debenture, or right to institute suit for the enforcement of any payment with respect to, or conversion of, the debentures;

     . change the provisions in the indenture that relate to modifying or amending the indenture; or

     . extend time for payment or otherwise waive a payment default with respect to the debentures.

Consolidation, Merger or Sale of Assets

     We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or series of transactions, unless:

     . we shall be the continuing person or the resulting, surviving or transferee person (the "surviving entity") is a o corporation or limited liability company organized and existing under the laws of the United States or any State or the District of Columbia;

     . the surviving entity will expressly assume all of our obligations under the debentures and the indenture, and will o execute a supplemental indenture which will be delivered to the trustee and will be in form and substance reasonably satisfactory to the trustee;

     . immediately after giving effect to the transaction, no default shall have occurred and be continuing; and

     . we or the surviving entity will have delivered to the trustee an opinion of counsel stating that the transaction or series of transactions and the supplemental indenture, if any, complies with the applicable provisions of the indenture.

     If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our properties and assets occurs in accordance with the indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power we have under the indenture with the same effect as if such successor corporation had been named as AMD. Except for any lease, we will be discharged from all obligations and covenants under the indenture and the debentures.

Discharge

     The indenture provides that we may terminate our obligations under the indenture at any time by delivering all outstanding debentures to the trustee for cancellation if we have paid all sums payable by us under the indenture. At any time after all of the debentures have become due and payable we may terminate our substantive obligations under the indenture, other than our obligations to pay the principal of, and interest on, the debentures, by depositing with the trustee money or U.S. Government obligations sufficient to pay all remaining indebtedness on the debentures when due.

Governing Law

     The laws of the State of New York will govern the indenture and the debentures.

Information Concerning the Trustee

     We have appointed the Bank of New York, as trustee under the indenture, as paying agent, conversion agent, registrar and custodian with regard to the debentures. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Book-Entry System

     The debentures were issued in the form of a global certificate registered in the name of the depositary or its nominee.

     The global certificate was deposited with, or on behalf of, the depositary, a securities depositary, and is registered in the name of the depositary or a nominee of the depositary. The depositary is thus the only registered holder of the debentures.

     Debentures that are issued as described below under "--Certificated Debentures" will be issued in definitive form. Upon the transfer of debentures in definitive form, such debentures will, unless the global securities have previously been exchanged for debentures in definitive form, be exchanged for an interest in the global securities representing the principal amount of debentures being transferred.

     Purchasers of debentures may hold interests in the global certificates through the depositary if they are participants in the depositary system. Purchasers may also hold interests through a securities intermediary --banks, brokerage houses and other institutions that maintain securities accounts for customers -- that has an account with the depositary. The depositary will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry certificate will hold that certificate indirectly through a hierarchy of intermediaries, with the depositary at the "top" and the beneficial owner's own securities intermediary at the "bottom."

     The debentures of each beneficial owner of a book-entry certificate are evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of debentures is generally not considered the owner under the indenture. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded securities is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability of a beneficial owner to transfer book-entry debentures.

     Investors who purchase debentures in offshore transactions in reliance on Regulation S under the Securities Act may hold their interests in the global certificate indirectly through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, Societe Anonyme ("Clearstream"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the global certificate on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global certificate in the depositaries' names on the books of the depositary.

     Transfers between participants in Euroclear and Clearstream are effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive certificate for any reason, including to sell certificates to persons in jurisdictions that require such delivery of such certificates or to pledge such certificates, such holder must transfer its interest in the global certificate in accordance with the normal procedures of the depositary and the procedures set forth in the indenture.

     Cross-market transfers between the depositary, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, are effected in the depositary in accordance with the depositary rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global certificate in the depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global certificate from a depositary participant is credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the depositary settlement date and such credit or any interests in the global certificate settled during such processing day is reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global certificate by or through a Euroclear or Clearstream participant to a depositary participant is received with value on the depositary settlement date, but is available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in the depositary.

     A beneficial owner of book-entry debentures represented by a global certificate may exchange the shares for definitive, certified debentures only if the conditions for such an exchange, as described under "-- Certificated Debentures" are met.

     In this prospectus, references to actions taken by holder of debentures mean actions taken by the depositary upon instructions from its participants, and references to payments and notices of redemption to holders of debentures mean payments and notices of redemption to the depositary as the registered holder of the debentures for distribution to participants in accordance with the depositary's procedures.

     In order to ensure that the depositary's nominee timely exercises a right conferred by the debentures, the beneficial owner of that debenture must instruct the broker or other direct or indirect participant through which it holds an interest in that debenture to notify the depositary of its desire to exercise that right. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in the debentures in order to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

     The depositary is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act. The rules applicable to the depositary and its participants are on file with the SEC.

     We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

     The depositary may discontinue providing its services as securities depositary at any time by giving reasonable notice. Under those circumstances, in the event that a successor securities depositary is not appointed, definitive certificates are required to be printed and delivered.

     The information in this section concerning the depositary and the depositary's book-entry system has been obtained from third-party sources that we believe to be reliable.

Certificated Debentures

     The debentures represented by the global securities are exchangeable for certificated debentures in definitive form of like tenor as such debentures if:

     . the depositary notifies us that it is unwilling or unable to continue as depositary for the global securities or if o at any time the depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 90 days after the date of such notice; or

     . an event of default has occurred and is continuing with respect to the global securities and the debentures have become due and payable and the trustee requests certificated debentures.

     Any debentures that are exchangeable pursuant to the preceding sentence are exchangeable for certificated debentures issuable in authorized denominations and registered in such names as the depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities of the same aggregate principal amount to be registered in the name of the depositary or its nominee. In addition, such certificates will bear an appropriate legend.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, $0.10 par value per share. As of February 25, 2002, approximately 341,243,469 shares of common stock were issued and outstanding. As of February 25, 2002, there were no shares of preferred stock issued and outstanding.

Common Stock

     The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to the board of directors.

     The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available therefore and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. However, the terms of our current credit arrangements restrict our ability to declare or pay dividends on our common stock. Upon liquidation or dissolution of our company subject to prior liquidation rights of the holders of preferred stock, the holders of common stock are entitled to receive on a pro rata basis our remaining assets available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are, and all shares of common stock issued upon conversion of the debentures being offered in this prospectus will be, fully paid and non-assessable by us.

Preferred Stock

     The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

     .    restricting dividends on the common stock;

     .    diluting the voting power of the common stock;

     .    impairing the liquidation rights of the common stock; or

     . delaying or preventing a change of control of AMD without further action by the stockholders.

Transfer Agent

     The transfer agent and registrar for our common stock is Equiserve Trust Company, N.A., and its telephone number is (781) 575-2000.

                             SELLING SECURITYHOLDERS

     The debentures were originally issued by us and sold by the initial purchasers of the debentures (1) in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and (2) outside the United States pursuant to Regulation S of the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the debentures and shares of common stock issuable upon conversion of the debentures

     The following table sets forth information, as of May 17, 2002, with respect to the selling securityholders and the principal amounts of debentures beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the debentures or the common stock issuable upon conversion of the debentures. Because the selling securityholders may offer all or some portion of the debentures or the common stock, we cannot estimate the amount of the debentures or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided the information regarding their debentures in transactions exempt from the registration requirements of the Securities Act. The percentage of debentures outstanding beneficially owned by each selling securityholder is based on $500 million aggregate principal amount of debentures outstanding. The number of shares of common stock owned prior to the offering includes shares of common stock issuable upon conversion of the debentures. The percentage of common stock outstanding beneficially owned by each selling securityholder is based on 341,457,931 shares of common stock outstanding on May 3, 2002. The number of shares of common stock issuable upon conversion of the debentures offered hereby is based on a conversion price of $23.38 per share and a cash payment in lieu of any fractional share.


                               Principal Amount
                                 of Debentures
                                 Beneficially
                                     Owned          Percentage of      Shares of Common        Percentage of        Conversion
                                  and Offered        Debentures       Stock Owned Prior        Common Stock           Shares
Name                                Hereby          Outstanding      to the Offering (1)      Outstanding (2)     Offered Hereby (3)
----                           ------------------   --------------    --------------------   ----------------     -----------------
Alpine Associates .............. $ 10,300,000           2.06%              440,547                   *                440,547
Alpine Partners, L.P. ..........    1,400,000             *                 59,880                   *                 59,880
Alta Partners Holdings, LDC ....   25,250,000           5.05%            1,079,982                   *              1,079,982
American Samoa Government ......       37,000             *                  1,582                   *                  1,582
Banc of America Securities
  LLC ..........................    1,240,000             *                 53,036                   *                 53,036
Bear Sterns & Co. Inc. .........    5,000,000           1.00%              213,857                   *                213,857
BP Amoco PLC Master Trust ......    1,339,000             *                 57,271                   *                 57,271
Credit Suisse First Boston
  Corporation (4) ..............   22,440,000           4.49%              959,794                   *                959,794
D.E. Shaw Investments, L.P......    1,000,000             *                 42,771                   *                 42,771
D.E. Shaw Valence, L.P. ........    4,000,000             *                171,086                   *                171,086
DeAm Convertible Arbitrage
  Fund Ltd. ....................    6,300,000           1.26%              269,461                   *                269,461
Deutsche Bank Alex Brown .......    6,500,000           1.30%              278,015                   *                278,015
Dodeca Fund, L.P. ..............    1,000,000             *                 42,771                   *                 42,771
Federated Equity Funds, on
  behalf of its Federated
  Kaufman Fund .................   20,000,000           4.00%              855,431                   *                855,431
Federated Equity Income
  Fund, Inc. ...................   20,000,000           4.00%              855,431                   *                855,431
Federated Insurance Series,
  on behalf of its Federated
  Equity Income Fund II ........      830,000             *                 35,500                   *                 35,500
Fidelity Contrafund ............   18,550,000           3.71%              793,413                   *                793,413
First Union International
  Capital Markets ..............   21,000,000           4.20%              898,203                   *                898,203
First Union Securities Inc. ....   24,750,000           4.95%            1,058,597                   *              1,058,597
Gartmore Variable Insurance
  Trust, on behalf of its
  Federated GVIT Equity
  Income Fund...................      500,000             *                 21,385                   *                 21,385
Global Bermuda Limited
  Partnership ..................    1,500,000             *                 64,157                   *                 64,157
Goldman Sachs and Company ......   12,750,000           2.55%              545,337                   *                545,337
Grace Brothers Management
  L.L.C. .......................    2,500,000             *                106,928                   *                106,928
Grace Brothers, Ltd. ...........    1,000,000             *                 42,771                   *                 42,771
Highbridge International LLC ...   32,000,000           6.40%            1,368,691                   *              1,368,691
Hotel Union & Hotel Industry
  of Hawaii Pension Plan .......      402,000             *                 17,194                   *                 17,194
Jefferies & Company Inc. .......        9,000             *                    384                   *                    384
J.P. Morgan Securities Inc. ....   26,000,000           5.20%            1,112,061                   *              1,112,061

                                     Principal Amount
                                       of Debentures
                                       Beneficially                          Shares of Common                           Conversion
                                           Owned           Percentage of       Stock Owned          Percentage of         Shares
                                        and Offered          Debentures        Prior to the         Common Stock          Offered
Name                                      Hereby            Outstanding        Offering (1)        Outstanding (2)       Hereby (3)
----                                 ------------------   --------------    --------------------  ----------------    --------------
KBC Financial Products                    5,000,000           1.00%              213,857                 *                213,857
(Cayman Islands) ..................
Lakeshore International, Ltd.......       6,000,000           1.20%              256,629                 *                256,629
Lancer Securities Cayman ..........         600,000             *                 25,662                 *                 25,662
LDG Limited .......................         420,000             *                 17,964                 *                 17,964
Lincoln National Convertible
  Securities Fund .................       1,500,000             *                 64,157                 *                 64,157
Marathon Global Convertible Master       13,000,000           2.60%              556,030                 *                556,030
Fund Ltd...........................
Merrill Lynch, Pierce, Fenner &
Smith Inc..........................         600,000             *                 25,662                 *                 25,662
Morgan Stanley & Co................      15,000,000           3.00%              641,573                 *                641,573
Nomura Securities International
  Inc..............................       4,000,000             *                171,086                 *                171,086
Ohio National Fund, Inc. on behalf
  of its Equity Income Portfolio ..         100,000             *                  4,277                 *                  4,277
Oppenheimer Convertible Securities
  Fund ............................       5,000,000           1.00%              213,857                 *                213,857
Palladin Securities LLC ...........       1,100,000             *                 47,048                 *                 47,048
Robertson Stephens ................      20,000,000           4.00%              855,431                 *                855,431
Royal Bank of Canada ..............       5,000,000           1.00%              213,857                 *                213,857
S.G. Cowen Securities Corp.........       1,500,000             *                 64,157                 *                 64,157
TD Securities (USA) Inc............       3,000,000             *                128,314                 *                128,314
Teachers Insurance and Annuity
  Association .....................      15,000,000           3.00%              641,573                 *                641,573
The Estate of James Campbell ......         238,000             *                 10,179                 *                 10,179
TQA Master Fund, Ltd...............       3,120,000             *                133,447                 *                133,447
TQA Master Plus Fund, Ltd..........       3,120,000             *                133,447                 *                133,447
Viacom Inc. Pension Plan Master
  Trust ...........................          40,000             *                  1,710                 *                  1,710
White River Securities LLC ........       5,000,000           1.00%              213,857                 *                213,857
Zurich Institutional Benchmarks
  Master Fund Ltd..................       2,355,000             *                100,727                 *                100,727
Any other holder of debentures or
   future transferee, pledgee,
   done or successor of any
   holder .........................     121,710,000          24.34%            5,205,731                 *              5,205,731
                                     ------------------   --------------    --------------------  ----------------    --------------

Total                                  $500,000,000          100.0%           21,385,768               5.90%           21,385,768
                                     ==================   ==============    ====================  ================    ==============


--------------
  * Less than one percent of the debentures or common stock outstanding, as applicable

  (1) Includes shares of common stock issuable upon conversion of the debentures, assuming a conversion price of $23.38 and a cash payment in lieu of any fractional share interest. The conversion price is subject to adjustment as described under "Description of Debentures--Conversion Rights."

  (2) Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934 using 341,457,931 shares of common stock outstanding on May 3, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

  (3) Consists of shares of common stock issuable upon conversion of the debentures, assuming a conversion price of $23.38 per share and a cash payment in lieu of any fractional share interest. The conversion price is subject to adjustment as described under "Description of Debentures--Conversion Rights."

  (4) Credit Suisse First Boston Corporation is a broker-dealer and was an initial purchaser of the debentures.

         Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. Information concerning the securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the debentures, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the debentures are convertible may increase or decrease.

         The initial purchasers purchased all of the debentures from us in a private transaction in January 2002. All of the debentures were "restricted securities" under the Securities Act prior to this registration. The selling securityholders have represented to us that they purchased the shares for their own account for investment only and not with a view toward selling or distributing them, except pursuant to sales registered under the Securities Act or exempt from such registration.

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

                              PLAN OF DISTRIBUTION

         The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the debentures and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

         The common stock may be sold in one or more transactions at:

                  .   fixed prices;

                  .   prevailing market prices at the time of sale;

                  .   prices related to the prevailing market prices;

                  .   varying prices determined at the time of sale; or

                  .   negotiated prices.

         These sales may be effected in transactions:

                  . on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

                  .   in the over-the-counter market;

                  . otherwise than on such exchanges or services or in the over-the-counter market;

                  . through the writing of options, whether the options are listed on an options exchange or otherwise; or

                  .   through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

         In connection with the sale of the debentures and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the debentures and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the debentures or the underlying common stock to broker-dealers that in turn may sell these securities.

         The aggregate proceeds to the selling securityholders from the sale of the debentures or the underlying common stock offered by them hereby will be the purchase price of the debentures or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

         Our outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the debentures for trading on any national securities exchange or on the New York Stock Exchange and can give no assurance about the development of any trading market for the debentures.

         In order to comply with the securities laws of some states, if applicable, the debentures and the underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the debentures may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         The selling securityholders and any broker-dealers or agents that participate in the sale of the debentures and the underlying common stock may be deemed to be "underwriters" within the meaning of Section 2(l1) of the Securities Act. Profits on the sale of the debentures and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be "underwriters," they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

         The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

         To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.

         A selling securityholder may decide not to sell any debentures or the underlying common stock described in this prospectus. We cannot assure holders that any selling securityholder will use this prospectus to sell any or all of the debentures or the underlying common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus.

         With respect to a particular offering of the debentures and the underlying common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

             .   the specific debentures or common stock to be offered and sold;

             .   the names of the selling securityholders;

             . the respective purchase prices and public offering prices and other material terms of the offering;

             . the names of any participating agents, broker-dealers or underwriters; and

             . any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders.

         We entered into the registration rights agreement for the benefit of holders of the debentures to register their debentures and the underlying common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling securityholders and AMD will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the debentures and the underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the debentures and the underlying common stock to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

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

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     The following is a summary of the material United States federal income tax considerations relating to the purchase, ownership and disposition of the debentures and common stock into which debentures may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

     This discussion applies to you only if you hold the debentures and the common stock into which such debentures are convertible as capital assets. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or under United States federal estate or gift tax laws (except as specifically described below with respect to non-U.S. holders). In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

     .    banks, insurance companies or other financial institutions;

     .    holders subject to the alternative minimum tax;

     .    tax-exempt organizations;

     . foreign persons or entities (except to the extent specifically set forth below);

     .    dealers in securities or currencies;

     . traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

     .    holders whose "functional currency" is not the United States dollar;

     . persons that will hold debentures as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes; or

     . persons deemed to sell debentures or common stock under the constructive sale provisions of the Code.

     In addition, if a partnership (including any entity treated as a partnership for United States tax purposes) is a holder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of debentures and common stock into which debentures may be converted.

     YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Classification of the Debentures

Under the indenture governing the debentures, we and each holder of the debentures agree, for U.S. federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments (the Contingent Debt Regulations) in the manner described below. We believe that the debentures will be so treated, and the remainder of this discussion assumes that the debentures will be so treated and does not address any possible differing treatment of the debentures. However, no rulings have been or will be sought from the IRS or a court with respect to the applicability of the Contingent Debt Regulations to the debentures and, accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures. In particular, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the debentures to common stock, and might recognize capital gain or loss upon a taxable disposition of the debentures. Holders should consult their tax advisors concerning the tax treatment of holding the debentures.

U.S. Holders

     The following is a summary of certain United States federal income tax consequences that will apply to you if you are a "U.S. holder" of debentures or shares of common stock. For purposes of this discussion, a "U.S. holder" is a beneficial owner of debentures or share of common stock that is:

     .    an individual citizen or resident of the United States;

     . a corporation (or an entity treated as a corporation) or partnership created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

     . an estate the income of which is subject to United States federal income taxation regardless its source; or

     . a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

     Accrual of Interest

     Under the Contingent Debt Regulations, actual cash payments on the debentures, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of the Contingent Debt Regulations will be to:

     . require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the debentures;

     . require you to accrue original issue discount at the comparable yield (as described below) which will be substantially in excess of interest payments actually received by you; and

     . generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the debentures.

     If you purchase a debenture at a price equal to the adjusted issue price (as defined below) of the debenture, you will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the debenture that equals:

     . the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual o period and (ii) the comparable yield to maturity (as defined below) of the debentures, adjusted for the length of the accrual period;

     .    divided by the number of days in the accrual period; and

     . multiplied by the number of days during the accrual period that you held the debentures.

     The issue price of a debenture is $1,000, which reflects the first price at which a substantial amount of the debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the debentures.


     Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the debentures. We have determined the comparable yield of the debentures based on the rate, as of the initial issue date, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the debentures. Accordingly, we have determined that the comparable yield is an annual rate of 9.625%, compounded semi-annually.

     We are required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the debentures and estimates the amount and timing of contingent interest payments and payment upon maturity on the debentures taking into account the fair market value of the common stock that might be paid upon a conversion of the debentures. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in "Where You Can Find More Information." By purchasing the debentures, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the debentures.

     The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount and adjustments thereof in respect of the debentures and do not constitute a projection or representation regarding the actual amount of the payments on a debenture.

 Adjustments to Interest Accruals on the Debentures

     If the actual contingent payments made on the debentures differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual payments with respect to the debentures for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year. If you receive in a taxable year actual payments that in the aggregate are less than the amount of projected payments for the taxable year, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

     . first, reduce the amount of original issue discount required to be accrued in the current year;

     . second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will o be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the debentures, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

     . third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

     If you purchase debentures for more or less than the adjusted issue price of the debentures on the acquisition date, then you must, upon acquiring the debenture, reasonably allocate the difference between your tax basis and the adjusted issue price to daily portions of interest or projected payments over the remaining term of the debentures. U.S. Holders should consult their tax advisors regarding these allocations.

     If your basis is greater than the adjusted issue price, then the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, your adjusted basis in the debenture is reduced by the amount you treat as a negative adjustment.

     If your basis is less than the adjusted issue price, then the amount of the difference allocated to a daily portion of interest or to a project payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, your adjusted basis in the debenture is increased by the amount you treat as a positive adjustment.

     Sale, Exchange, Conversion or Redemption of the Debentures

     Upon the sale, exchange, repurchase or redemption of a debenture, as well as upon a conversion of a debenture, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the debenture. As a holder of a debenture, you agree that under the Contingent Debt Regulations, the amount realized will include the fair market value of our common stock that you receive on conversion as a contingent payment. Such gain on a debenture generally will be treated as interest income. Loss from the disposition of a debenture will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the debentures. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the debentures were held for more than one year. The deductibility of capital losses is subject to limitations.

     Special rules apply in determining the tax basis of a debenture. Your basis in a debenture is generally increased by original issue discount you previously accrued on the debentures (determined without taking into account any adjustments, other than adjustments to reflect discount or premium to the adjusted issue price, if any), and reduced by the projected amount of any payments previously scheduled to be made, and increased or reduced by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchased the debenture at a price other than the adjusted issue price.

     Under this treatment, your tax basis in the common stock received upon conversion of a debenture will equal the then current fair market value of such common stock. Your holding period for our common stock will commence on the day after conversion.

     Given the uncertain tax treatment of instruments such as the debentures, holders should contact their tax advisors concerning the tax treatment on conversion of a debenture and the ownership of our common stock.

     Dividends

     Distributions, if any, made on our common stock after a conversion generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your basis in the common stock and thereafter as capital gain.

     Holders of convertible debt instruments such as the debentures may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made

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

pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not result in a constructive distribution of stock. Certain of the possible adjustments provided in the debentures (including, without limitation, adjustments in respect of taxable dividends to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though you have not received any cash or property as a result of such adjustments. In addition, the failure to provide for the adjustment of the conversion price where such an adjustment is necessary to prevent dilution may result in taxable dividend income to holders of common stock.

     Sale, Exchange or Redemption of Common Stock

     Upon the sale, exchange or redemption of common stock you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a maximum rate of tax of 20% (18% for capital assets acquired after December 31, 2000, and held for more than five years at the time of the sale, exchange or redemption). Your basis and holding period in common stock received upon conversion of a debenture are determined as discussed above under "Sale, Exchange, Conversion or Redemption of the Debentures." The deductibility of capital losses is subject to limitations.

     Backup Withholding and Information Reporting

     Backup withholding of United States federal income tax may apply to payments made pursuant to the terms of a debenture or common stock if you are a U.S. holder and not an "exempt recipient" and if you fail to provide certain identifying information (such as your TIN) in the manner required. Generally, individuals are not exempt recipients. Corporations are exempt recipients, and other entities may be exempt recipients. Payments made in respect of a debenture or common stock must be reported to the Internal Revenue Service, unless you are an exempt recipient or otherwise establish an exemption. The rate of backup withholding tax is currently 30% and is scheduled to be reduced to 28% by the year 2006. Any amount withheld from a payment to you under the backup withholding rules is allowable as a refund or credit against your United States federal income tax, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

     The following discussion is a summary of the U.S. federal tax consequences that will apply to you if you are a "non-U.S. holder" of debentures or shares of common stock. For purposes of this discussion, a "non-U.S. holder" means a beneficial owner that is not a U.S. holder.

     Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations", "passive foreign investment companies" and "foreign personal holding companies". Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

     Payments of Interest

     Payments of interest on the debentures (including amounts taken into income as interest under the accrual rules described above under " -- U.S. Holders" and amounts attributable to the shares of our common stock received upon a conversion of the debentures) made to a non-U.S. holder that are not effectively connected with a United States trade or business will not be subject to United States withholding tax, provided that:

     . you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

     . such non-U.S. holder is not a "controlled foreign corporation" with respect to which we are a "related person";

     . you are not a bank whose receipt of interest (including original issue discount) on a debenture is described in Section 881(c)(3)(A) of the Code;

     . our common stock is actively traded within the meaning of Section 871(h)(4)(C)(v)(I) and we are not a "United States real property holding corporation"; and

          (a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an Internal Revenue Service Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the debenture on your behalf and certifies, under penalties of perjury, that it has received Internal Revenue Service

          Form W-8BEN from you or from another qualifying financial institution intermediary, and provides a copy of the Internal Revenue Service Form W-8BEN. If the debentures are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

     If you cannot satisfy the requirements described above, then payments of interest that are not effectively connected with a United States trade or business will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty.

     If you are engaged in a trade or business in the United States and interest on a debenture is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although such interest is exempt from the 30% withholding tax if you provided the requisite certification on Internal Revenue Service Form W-8ECI) in the same manner as if you were a United States person as defined under the Code, except as otherwise provided by an applicable tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest(including original issue discount)will be included in the earnings and profits of such foreign corporation.

     Sale, Exchange or Redemption of the Debentures or Common Stock

     Any gain realized upon the sale, exchange or other taxable disposition of a debenture (except with respect to amounts taken into income as interest under the accrual rules described above under " -- U.S. Holders" or amounts attributable to the shares of our common stock received upon a conversion of the debentures, which in each case would be taxable as described above under " -- Payments of Interest") or shares of our common stock generally will not be subject to United States federal income tax unless:

     . that gain is effectively connected with your conduct of a trade or business in the United States;

     . you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met;

     . you are subject to Code provisions applicable to certain United States expatriates: or

     . in the case of common stock held by you, we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock. We do not believe that we are currently, and we do not anticipate becoming, a "United States real property holding corporation".

     A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States.

     Dividends

     Distributions on common stock after conversion will constitute a dividend for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles. Dividends generally will be subject to United States withholding tax at a 30% rate, except where an applicable United States income tax treaty provides for the reduction or elimination of such withholding tax. For dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States, generally a non-U.S. holder will be taxed in the same manner as a U.S. holder (unless an applicable tax treaty otherwise provides), and a corporate non-U.S. holder may also be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

     The conversion price of the debentures is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to you. See "U.S. Holders -- Dividends" above. In such case, the deemed distribution would be subject to the rules described above.

     United States Federal Estate Tax

     A debenture held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will not be subject to United States federal estate tax if the individual did not
                                       35
actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such debenture would not have been effectively connected with the conduct by such individual of a trade or business in the United States. Common stock held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty otherwise applies.

     Backup Withholding and Information Reporting

     You may have to comply with specific certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements with respect to payments of principal and interest on the debentures. In addition, we may be required to report annually to the Internal Revenue Service and to you the amount of, and the tax withheld respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

     Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax provided that the required information is furnished to the Internal Revenue Service in a timely manner.

THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS MAY NOT ADDRESS CONSIDERATIONS APPLICABLE TO AN INVESTOR'S PARTICULAR CIRCUMSTANCES OR TO INVESTORS THAT MAY BE SUBJECT TO SPECIAL RULES. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE DEBENTURES AND THE COMMON STOCK INTO WHICH THE DEBENTURES ARE CONVERTIBLE, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

                                 LEGAL MATTERS

     Certain legal matters relating to the offering will be passed upon for us by Latham & Watkins, San Francisco, California. Certain tax matters relating to the offering will be passed upon for us by McDermott, Will & Emery, Chicago, Illinois.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included or incorporated by reference in our Annual Report on Form 10-K for the year ended December 30, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                           INCORPORATION BY REFERENCE

     We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the
SEC:

AMD SEC Filings (File No. 1-7882)                                                               Period Ended
---------------------------------                                                               ------------
Annual Report on Form 10-K (including information specifically incorporated by reference into our Form 10-K from our 2001 Annual Report to Stockholders and
  Proxy Statement for our 2002 Annual Meeting of Stockholders), as amended ..............    December 30, 2001
Quarterly Report on Form 10-Q ...........................................................      March 31, 2002
Current Reports on Form 8-K ............................................................. filed on January 23, 2002
Current Report on Form 8-K .............................................................. filed on January 24, 2002
Current Report on Form 8-K .............................................................. filed on January 30, 2002
Current Report on Form 8-K ..............................................................  filed on April 24, 2002
The description of our common stock as set forth in our Registration Statement on          filed on June 28, 1973

 Form 8-A . .....................................................

     All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the debentures under this prospectus shall also be deemed to be incorporated in this prospectus by reference.

     You may obtain copies of these documents from us without charge (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) by writing to us at Advanced Micro Devices, Inc., One AMD Place, Sunnyvale, California 94086, or calling us at (408) 732-2400.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters (File No. 1-7882). You may read and copy any documents we have filed with the SEC at prescribed rates at the SEC's Public Reference Room at Room 1024--Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. You can obtain copies of these materials at prescribed rates by writing to the SEC's Public Reference Section at the address set forth above, or by calling (800) SEC-0330. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Information contained in our web site is not part of this prospectus.

                                     [LOGO]

                                  $500,000,000

                          ADVANCED MICRO DEVICES, INC.

                  4.75% CONVERTIBLE SENIOR DEBENTURES DUE 2022

                                   PROSPECTUS

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by the registrant in connection with the registration for resale of the 4.75% Convertible Senior Debentures Due 2022. All of the amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee.



                                                                 Amount
                                                                 ------
        Commission Registration Fee .......................    $   46,000
        *Costs of Printing ................................        10,000
        *Legal Fees and Expenses ..........................       100,000
        *Accounting Fees and Expenses .....................        50,000
        *Miscellaneous Expenses ...........................         9,000
                                                               ----------
             *Total .......................................    $  215,000


*Estimated

ITEM 15.  LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

         Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Article 7 of our certificate of incorporation, as amended (see Exhibit 3.1), provides for the elimination of liability of our directors to the extent permitted by Section 102(b)(7) of the DGCL. Article VIII of our By-Laws, as amended (see Exhibit 3.2), provides for indemnification of our directors or officers or those individuals serving at our request as a director or officer of another organization, to the extent permitted by Delaware law. In addition, we are bound by agreements with certain of our directors and officers which obligate us to indemnify such persons in various circumstances. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         We have in effect a directors and officers liability insurance policy indemnifying our directors and officers and the directors and officers of our subsidiaries within a specific limit for certain liabilities incurred by them, including liabilities under the Securities Act. We pay the entire premium of this policy.

         We have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify such director or officer against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as one of our directors or officers, provided that such individual acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful, and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

         We believe that our certificate of incorporation and bylaw provisions, our directors and officers liability insurance policy and our indemnification agreements are necessary to attract and retain qualified persons to serve as our directors and officers.

ITEM 16.  INDEX TO EXHIBITS.

   Number    Exhibit
   ------    -------
   3.1       Restated Certificate of Incorporation, filed as Exhibit 3.1 to
             AMD's Annual Report on Form 10-K/A for the fiscal year ended
             December 26, 1999, and incorporated herein by reference.*

   3.2 Bylaws, as amended, filed as Exhibit 3.2 to AMD's Annual Report on Form 10-K for the fiscal year ended December 26, 1999, and incorporated herein by reference.*

   3.3 Certificate of Amendment of Restated Certificate of Incorporation, filed as Exhibit 3.3 to AMD's Quarterly Report on Form 10-Q for the period ended July 2, 2000, and incorporated herein by reference.*

   4.1 Indenture dated as of January 29, 2002, between AMD and the Bank of New York, as Trustee, regarding the 4.75% Convertible Senior Debentures Due 2022, filed as Exhibit 4.14 to AMD's Annual Report on Form 10-K for the fiscal year ended December 30, 2001, and incorporated herein by reference.*

   4.2       Form of AMD 4.75% Convertible Debenture Due 2022, filed as Exhibit
             4.15 to AMD's Annual Report on Form 10-K for the fiscal year ended December 30, 2001, and incorporated by reference.*

   4.3 Registration Rights Agreement dated as of January 29, 2002, among AMD, Credit Suisse First Boston Corporation and Salomon Smith Barney Inc., egarding the 4.75% Convertible Senior Debentures Due 2022, filed as Exhibit 4.16 to AMD's Annual Report on Form 10-K for the fiscal year ended December 30, 2001, and incorporated herein by reference.*

  5.1      Opinion of Latham & Watkins.

  8.1      Opinion of McDermott, Will & Emery.

 12.1      Statement of Computation of Ratios.

 23.1      Consent of Latham & Watkins (included in Exhibit 5.1).

 23.2      Consent of Independent Auditors.

 24.1      Power of Attorney.*

 25.1 Statement of Eligibility under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee of the Bank of New York (Form T-1).*


____________________________
*  Previously filed


ITEM 17.  UNDERTAKINGS.

      A.  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total increase or decrease in volume of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. The undersigned registrant herby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, state of California, on the 16th day of May, 2002.


                                      ADVANCED MICRO DEVICES, INC.

                                      By /s/ Robert J. Rivet
                                        ----------------------------------------
                                        Robert J. Rivet
                                        Senior Vice President and Chief
                                        Financial Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the 16th day of May, 2002.


SIGNATURE                                                                   TITLE
---------                                                                   -----
                                            Director, President and Chief Executive Officer (Principal Executive
   *                                                                      Officer)
-----------------------------------------
   Hector de J. Ruiz
                                                                          Chairman

   *
-----------------------------------------
   W. J. Sanders III
                                            Senior Vice President and Chief Financial Officer (Principal Financial and
                                                                     Accounting Officer)
/s/ Robert J. Rivet
-----------------------------------------
   Robert J. Rivet
                                                                          Director

   *
-----------------------------------------
   Friedrich Baur
                                                                          Director

   *
-----------------------------------------
   Charles M. Blalack
                                                                          Director

   *
-----------------------------------------
   R. Gene Brown
                                                                          Director

   *
-----------------------------------------
   Robert B. Palmer
                                                                          Director

   *
-----------------------------------------
   Joe L. Roby
                                                                          Director

   *
-----------------------------------------
   Leonard Silverman

*  By /s/ Robert J. Rivet
     ------------------------------------
     Robert J. Rivet, attorney-in-fact

                                  EXHIBIT INDEX


Exhibit Number     Description
--------------     -----------

   3.1 Restated Certificate of Incorporation, filed as Exhibit 3.1 to AMD's Annual Report on Form 10-K/A for the fiscal year ended December 26, 1999, and incorporated herein by reference.*

   3.2 Bylaws, as amended, filed as Exhibit 3.2 to AMD's Annual Report on Form 10-K for the fiscal year ended December 26, 1999, and incorporated herein by reference.*

   3.3 Certificate of Amendment to Restated Certificate of Incorporation, filed as Exhibit 3.3 to AMD's Quarterly Report on Form 10-Q for the period ended July 2, 2000, and incorporated herein by reference.*

   4.1 Indenture dated as of January 29, 2002, between AMD and the Bank of New York, as Trustee, regarding the 4.75%
                   Convertible Senior Debentures Due 2022, filed as Exhibit 4.14 to AMD's Annual Report on Form 10-K for the fiscal year ended December 30, 2001, and incorporated herein by reference.*

   4.2             Form of AMD 4.75% Convertible Debenture Due 2022, filed as
                   Exhibit 4.15 to AMD's Annual Report on Form 10-K for the fiscal year ended December 30, 2001, and incorporated by reference.*

   4.3 Registration Rights Agreement dated as of January 29, 2002, among AMD, Credit Suisse First Boston Corporation and Salomon Smith Barney Inc., regarding the 4.75% Convertible Senior Debentures Due 2022, filed as Exhibit
                   4.16 to AMD's Annual Report on Form 10-K for the fiscal year ended December 30, 2001, and incorporated herein by reference.*

   5.1             Opinion of Latham & Watkins.

   8.1             Opinion of McDermott, Will & Emery.

  12.1             Statement of Computation of Ratios.

  23.1             Consent of Latham & Watkins (included in Exhibit 5.1).

  23.2             Consent of Independent Auditors.

  24.1             Power of Attorney.*

  25.1 Statement of Eligibility under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee of the Bank of New York (Form T-1).*

________________________
* Previously filed.